AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999

                                                  REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           STEAKHOUSE PARTNERS, INC.

                 (Name of small business issuer in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                      5812
            (Primary standard industrial classification code number)

                                   94-3248672
                      (I.R.S. Employer Identification No.)

                            10200 WILLOW CREEK ROAD
                              SAN DIEGO, CA 92131
                                 (858) 689-2333
(Address and telephone number of principal executive offices and principal place of business)
                            ------------------------

                                 RICHARD M. LEE
                      Chairman and Chief Executive Officer
                           Steakhouse Partners, Inc.
                            10200 Willow Creek Road
                              San Diego, CA 92131
                                 (858) 689-2333
           (Name, address and telephone number of agent for service)
                            ------------------------
                                    Copy to:

             HANK GRACIN, ESQ.                             THOMAS J. POLETTI, ESQ.
             Lehman & Eilen LLP                             SUSAN B. KALMAN, ESQ.
   50 Charles Lindbergh Blvd. - Suite 505                Freshman, Marantz, Orlanski,
         Uniondale, New York 11553                              Cooper & Klein
         Telephone: (516) 222-0888                         9100 Wilshire Boulevard
         Facsimile: (516) 222-0948                       Beverly Hills, CA 90212-3480
                                                          Telephone: (310) 273-1870
                                                          Facsimile: (310) 274-8293

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                                                        (continued on next page)

                        CALCULATION OF REGISTRATION FEE

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                                                                     PROPOSED
                                                     PROPOSED         MAXIMUM
        TITLE OF EACH CLASS                          MAXIMUM         AGGREGATE       AMOUNT OF
         OF SECURITIES TO          AMOUNT TO      OFFERING PRICE     OFFERING      REGISTRATION
          BE REGISTERED         BE REGISTERED(1)    PER SHARE         PRICE(1)         FEE(2)
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Common Stock, par value $.01 per
  share                             1,955,000 Shs      $ 5.56(3)    $ 10,869,800     $ 3,021.80
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Representative's Warrants (4)       170,000 Wts.       $ 5.56(5)    $    945,200     $   262.77
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Common Stock, par value $.01 per     170,000 Shs
  share                                (6)(7)                (8)                (8)             (8)
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TOTAL                                                               $ 11,815,000     $ 3,284.57
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(1) Includes 255,000 shares which the Underwriters have the option to purchase from Steakhouse Partners, Inc. to cover overallotments, if any.

(2) Fees are calculated by multiplying the aggregate offering price by .000278.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based upon the average of the high and low trading prices of the common stock of the Registrant on the Nasdaq Smallcap Market on December 15, 1999.

(4) Issued to the Representative of the Underwriters.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(6) Issuable upon exercise of the Representative's Warrants.

(7) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustment in accordance with the terms of the Representative's Warrants.

(8) Pursuant to Rule 457(g), no additional registration fee is required for these shares.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1999

                                1,700,000 SHARES

                           STEAKHOUSE PARTNERS, INC.

                                  COMMON STOCK

                            ------------------------

     We are offering 1,700,000 shares of our common stock.

                            ------------------------

     Our common stock is listed on The Nasdaq SmallCap Market under the symbol "SIZL". The last reported sale of our common stock on the Nasdaq SmallCap Market on December 22, 1999 was $5.00 per share.

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                      PER SHARE                TOTAL
                                                   --------------------    --------------------
Public offering price...........................        $                        $
Underwriting discounts..........................        $                        $
Proceeds, before expenses, to Steakhouse
Partners........................................        $                        $

     To the extent that the underwriters sell more than 1,700,000 shares of common stock, the underwriters have the option to purchase up to an additional 255,000 shares from us at the public offering price less the underwriting discount.

     The underwriters expect to deliver the shares on               , 2000

                            ------------------------
                          JOSEPH CHARLES & ASSOC., INC.
                            ------------------------
                   Prospectus dated                   , 2000

                          [Photos of our restaurants.]

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading "Risk Factors." In this prospectus, the terms "Steakhouse Partners", "we", "us" and "our" refer to Steakhouse Partners, Inc. and its subsidiaries.

                              STEAKHOUSE PARTNERS
                                  OUR COMPANY

     We currently operate 73 full-service steakhouse restaurants located in 11 states. Our restaurants specialize in complete steak and prime rib meals, and also offer fresh fish and other lunch and dinner dishes. Our average dinner check is approximately $23.00 (including alcoholic beverages) and for the year ended December 28, 1999, we served over 6.8 million meals. We currently operate principally under the brand names of Hungry Hunter's, Hunter's Steakhouse, Mountain Jack's and Carvers.

     Our Hungry Hunter's, Hunter's Steakhouse, and Mountain Jack's restaurants are mid-priced, full-service steakhouse restaurants. Our Carvers restaurants are upscale, sophisticated, full-service steakhouse restaurants. We believe that our emphasis on outstanding service and the focused menu of our restaurants, with its concentration on high quality USDA choice-graded steaks and prime ribs, distinguishes our restaurants.

     In addition, unlike many of our competitors, we do not serve steaks that have been plastic wrapped and vacuum-sealed. Instead, we hand carve our steaks fresh, each day on premises, the old-fashioned way from whole loins of beef to achieve superior tenderness, freshness and taste.

     In December 1998, we acquired Paragon Steakhouse Restaurants, Inc., which owned 78 steakhouse restaurants, and Pacific Basin Foods Inc., a restaurant food distribution company. Prior to the acquisition of Paragon Steakhouse Restaurants, Inc., we owned and operated four steakhouse restaurants. Paragon has been in the steakhouse business since 1967 and its steakhouses have won numerous industry awards, including from the Wine Spectator and from the Automobile Association of America for "The Very Best" food and wine quality.

                       THE STEAKHOUSE RESTAURANT INDUSTRY

     The steakhouse restaurant industry has experienced substantial growth in recent years. According to industry data:

     * there were 7.1 billion beef servings in domestic commercial restaurants in 1998--a 13% increase since 1990.

     * restaurant traffic at domestic casual dining steakhouses was 4.1% greater in 1998 than in 1997.

     * expenditures at domestic casual dining steakhouses continue to increase--consumers spent nearly 9% more in 1998 than in 1997.

     * steak servings at domestic fine dining establishments increased by 33% during the years 1993 through 1998.

                             OUR BUSINESS STRATEGY

     Our goal is to further our leadership position in the steakhouse restaurant industry by building through internal growth and acquisitions a nationwide network of steakhouse restaurants. We believe that our internal growth is driven in part by our time-proven profitable restaurant models and our strong restaurant brand names.

     Our potential acquisition targets are large, regional steakhouse restaurant chains that require operational discipline. Our goal is to acquire companies with annual revenues of no less than $150 million.

     We intend to build upon our leadership position in the step-up mid-price category, which are $25.00 to $35.00 meals targeted at America's aging baby boomers. According to industry data, this 35 to 65 year old age bracket represents the largest dine-out dollars of any consumer group in the United States.

     We also believe that a critical component to our success is to exceed the expectations of each guest by providing a dining experience characterized by high quality, personalized service and quality menu selections. Ambiance, location and price-value relationship are also keys to our success. We differentiate our restaurants by emphasizing the following strategic elements:

     * High-quality and attentive service.

     * Consistent high-quality products achieved through careful ingredient selection, generous food preparation and aging of steaks.

     * Positioning in the mid-priced, full service steakhouse segment of the restaurant industry.

     * Strong emotional value through branding.

                           ABOUT STEAKHOUSE PARTNERS

     We were incorporated under the laws of the State of Delaware on June 3, 1996 under the name "Texas Loosey's Steakhouse & Saloon, Inc.". We changed our name to "Galveston's Steakhouse Corp." on December 19, 1996, and to "Steakhouse Partners, Inc." on July 29, 1999. Our principal executive offices are at 10200 Willow Creek Road, San Diego, California 92131, and our telephone number is
(619) 689-2333. Our Web site is www.paragonsteak.com. This prospectus does not incorporate by reference any information on our Web site.

                                  THE OFFERING

Common stock outstanding before this
offering.................................   3,332,022 shares

Common stock offered.....................   1,700,000 shares

Common stock to be outstanding after this
offering.................................   5,032,022 shares

Use of proceeds..........................   To fund our growth strategy; to repay
                                            indebtedness; and for general corporate purposes.

Nasdaq SmallCap Market symbol............   SIZL

                            ------------------------

     Unless otherwise indicated, all information in this prospectus assumes that the underwriters' overallotment option will not be exercised. The information also excludes:

     * 2,750,000 shares issuable upon conversion of our outstanding Series B and Series C Preferred Stock.

     * 717,521 shares issuable upon the exercise of options and warrants to acquire our common stock that were outstanding as of December 15, 1999.

     * a minimum of 139,860 shares issuable upon the conversion of a $650,000 secured convertible note due September 28, 2003.

     * a minimum of 245,455 shares issuable upon the conversion of a $1,350,000 secured convertible note due September 20, 2003.

     * 170,000 shares issuable pursuant to warrants to be issued to the underwriter in connection with this offering.

                           SUMMARY OF FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Due to the significant impact of our acquisition of Paragon Steakhouse Restaurants, Inc. and Pacific Basin Foods Inc. on operations in 1998, period-to-period comparisons of historical results may not be meaningful.

                                        FISCAL YEAR ENDED(1)                         36 WEEKS ENDED
                               --------------------------------------    --------------------------------------
                               DECEMBER 30, 1997    DECEMBER 29, 1998    SEPTEMBER 8, 1998    SEPTEMBER 7, 1999
                               -----------------    -----------------    -----------------    -----------------
STATEMENT OF OPERATIONS
DATA:
Revenues....................       $   1,868           $     6,520          $       841          $   115,700
Cost of sales...............           2,006                 6,161                1,094              111,373
                                   ---------           -----------          -----------          -----------
  Gross profit (loss).......            (138)                  359                 (252)               4,326
Expenses
  General and
  administrative............             351                 2,220                  695                5,810
Other costs.................              65                    --                   --                   --
                                   ---------           -----------          -----------          -----------
Loss before other income
  (expense).................            (554)               (1,861)                (947)              (1,484)
Other income (expense)
  Interest income...........              --                    68                   --                   --
  Interest and financing
  costs.....................            (523)                 (885)                (275)              (3,081)
  Other.....................              --                  (272)                  --                 (129)
                                   ---------           -----------          -----------          -----------
Net loss....................       $  (1,077)          $    (2,962)         $    (1,222)         $    (4,694)
                                   ---------           -----------          -----------          -----------
                                   ---------           -----------          -----------          -----------
Net loss per common share
  Basic.....................       $   (1.36)          $     (1.39)         $     (0.59)         $     (1.71)
  Fully diluted.............       $   (1.36)          $     (1.39)         $     (0.59)         $     (1.71)
Weighted average number of
common shares outstanding
  Basic.....................         790,296             2,135,241            2,072,305            2,748,673
  Fully diluted.............         790,296             2,135,241            2,072,305            2,748,673

BALANCE SHEET DATA:

                                                                                AS OF SEPTEMBER 7, 1999
                                                                         --------------------------------------
                               DECEMBER 30, 1997    DECEMBER 29, 1998        ACTUAL           AS ADJUSTED (2)
                               -----------------    -----------------    -----------------    -----------------
Cash and cash equivalents...       $      65           $       755          $     1,952
Working capital
(deficiency)................          (2,339)              (39,123)             (31,315)
Total assets................           2,252                67,447               65,002
Total liabilities...........           3,667                65,895               63,357
Stockholders' (deficiency)
  equity....................          (1,415)                1,552                1,645

------------------------

(1) Our fiscal year ends on varying dates because our fiscal calendar is comprised of four quarters, with the first, second and third quarters consisting of 12 weeks and the fourth quarter consisting of 16 weeks.

(2) As adjusted to reflect the sale of 1,700,000 shares of common stock at an assumed public offering price of $ and the application of the net proceeds.

                                  RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following risks, among others.

     WE RECEIVED AN OPINION FROM OUR ACCOUNTANTS AS OF DECEMBER 29, 1998 WHICH RAISED DOUBT ABOUT OUR ABILITY TO CONTINUE AFTER SUCH DATE AS A GOING CONCERN.

     Our consolidated financial statements for the year ended December 29, 1998, which are included in this prospectus, indicate that there was substantial doubt as of December 29, 1998 about our ability to continue as a going concern due to our need to generate cash from operations and obtain additional financing. These financials do not, however, reflect the improvement to our financial position subsequent to our acquisition of Paragon in December 1998.

IF WE ARE NOT SUCCESSFUL IN OUR EXPANSION PLANS, OUR BUSINESS OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

     We intend to expand our operations through the construction of new restaurant properties and conversion of acquired restaurant properties to our restaurant brand names. We also intend to expand through the targeted acquisition of one or more large restaurant chains. Our ability to open additional restaurants will depend upon our ability to identify and acquire available new construction sites or restaurant conversions at favorable prices. We must also have sufficient available funds from operations or otherwise to support this expansion.

     If we cannot successfully construct new restaurant properties or convert acquired restaurant properties to our established brands within projected budgets or time periods, our business will be adversely affected. Construction delays or cost overruns could be caused by numerous factors, such as shortages of materials and skilled labor, labor disputes, weather interference, environmental problems, and construction or zoning problems.

     Also, if we are not successful in identifying suitable restaurant targets, measuring the fair value of the restaurant targets, or operating the acquired restaurants, our business will be adversely affected.

     Our growth strategy may also strain our management and other resources. To manage our growth, we must:

     * maintain a high level of quality and service at our existing and future restaurants;

     * enhance our operational, financial and management expertise; and

     * hire and train experienced and dedicated operating personnel.

WE HAVE INCURRED LOSSES FROM INCEPTION AND MAY NEVER GENERATE SUBSTANTIAL
PROFITS.

     We were organized in May 1996 and have incurred losses from inception. We may never generate profits. We incurred a net loss of approximately $3.0 million for the fiscal year ended December 29, 1998 and a net loss of approximately $1.1 million for the fiscal year ended December 30, 1997. We incurred a net loss of approximately $4.7 million for the 36 weeks ended September 7, 1999 and a net loss of approximately $1.2 million for the 36 weeks ended September 8, 1998. As of September 7, 1999 we had an accumulated deficit of approximately $9.7 million. We expect to report a net loss of approximately $4.6 million for the fiscal year ended December 28, 1999.

     In order to operate profitably, we must:

     * further improve operating margins at our existing restaurants;

     * successfully expand our operations in a cost effective manner; and

     * capitalize on the general and administrative cost savings implemented during the last fiscal year.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

     Our restaurant operations are subject to certain federal and state laws and government regulations:

     * National and local health and sanitation laws and regulations;

     * National and local employment and safety laws and regulations; and

     * Local zoning, building code and land-use regulations.

     We cannot assure you that we will be able to fully comply with all such laws and regulations. Failure to comply with any of these laws or regulations, or the loss of our liquor licenses, would have a material adverse effect on our business. In addition, each of our restaurants must obtain licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant must obtain a food service license from local health authorities. Each restaurant's liquor license must be renewed annually and may be revoked at any time for cause. Liquor accounts for a large percentage of our sales and the loss of this traffic would materially adversely impact our revenues.

     We may be subject to "dram-shop" liability, which generally provides a person injured by an intoxicated person with the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Although we carry liquor liability coverage as part of our comprehensive general liability insurance, if we lost a lawsuit related to this liability, our business could be materially harmed.

ADVERSE ECONOMIC CONDITIONS IN A LIMITED NUMBER OF STATES COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

     Our restaurants are located in 11 states, predominantly on the West Coast and in the Great Lakes region. Adverse economic conditions in these regions could have an adverse effect on our financial results. Each of our restaurants represents a significant investment and long-term commitment which limits our ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect our operations.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR COMPETITORS WE WILL NOT BE ABLE TO INCREASE REVENUES OR GENERATE PROFITS.

     Our ability to increase revenues and operate profitably is directly related to our ability to compete effectively with our competitors. Many of our competitors have been in existence longer than us, have a more established market presence and have substantially greater financial, marketing and other resources than us.

     Key competitive factors include:

     * the quality and value of the food products offered;

     * the quality of service;

     * the price of the food products offered;

     * the restaurant locations; and

     * the ambiance of facilities.

     We compete with other steakhouse restaurants specifically and with all other restaurants in general. We compete with national and regional chains, as well as individually owned restaurants. The restaurant industry has few non-economic barriers to entry As our competitors expand operations, competition from steakhouse restaurants with concepts similar to ours can be expected to intensify. We cannot assure you that third parties will not be able to successfully imitate and implement our concepts. Such increased competition could adversely affect our revenues.

UNFORESEEN COST INCREASES COULD ADVERSELY AFFECT OUR POTENTIAL PROFITABILITY.

     Our potential profitability is highly sensitive to increases in food, labor and other operating costs. Our dependence on frequent deliveries of fresh food supplies means that shortages or interruptions in supply could materially and adversely affect our operations. In addition, unfavorable trends or developments concerning the following factors could adversely affect our results:

     * inflation, food, labor and employee benefit costs; and

     * rent increases resulting from rent escalation provisions in our leases.

     We may be unable to anticipate or react to changing prices. If we cannot modify our purchase practices or quickly or readily pass on increased costs to customers, our business could be materially affected.

BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL WITHOUT CURRENT MANAGEMENT'S CONSENT, A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM FOR ACQUIRING US MAY DECIDE NOT TO ATTEMPT AN ACQUISITION OF STEAKHOUSE PARTNERS.

     Our executive officers, directors, and their affiliates beneficially own 1,579,462 shares of our common stock. This represents approximately 35.1% of the common stock issued and outstanding. Our executive officers also collectively own 1,000,000 shares of Series B Preferred Stock and 1,750,000 shares of Series C Preferred Stock, each of which carries voting rights with our common stock on a one vote per share basis. Such concentration of ownership and voting power may have the effect of delaying, deferring or preventing a change in control of Steakhouse Partners.

     In addition, the board of directors has the authority to issue up to 2,250,000 additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further shareholder approval. The rights of the holders of common stock will be subjected to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of additional shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Steakhouse Partners.

SHAREHOLDERS MAY NOT BE ABLE TO RESELL THEIR STOCK OR MAY HAVE TO SELL AT PRICES SUBSTANTIALLY LOWER THAN THE PRICE THEY PAID FOR IT.

     The trading price for our common stock has been highly volatile and could continue to be subject to significant fluctuations in response to variations in our quarterly operating results, general conditions in the restaurant industry or the general economy, and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of our common stock, as well as the price that holders may achieve for their shares upon any future sale.

WE MAY LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SUPPLIERS OR INTERNAL SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code filed. These date code fields will need to accept four digit entries to distinguish 21stcentury dates from 20th century dates. Confusion of dates may bring about system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar business activities. As a result, many companies' software and computer systems need to be upgraded or replaced in order to comply with Year 2000 requirements.

     We have conducted a Year 2000 assessment program and our main risk relates to Year 2000 problems relating to our suppliers. If our suppliers experience Year 2000 complications, our access to the beef, fish and other foods that we serve could be interrupted. If we could not find alternate sources for these foods on favorable terms our ability to service our customers would be impaired. This would result in diminished sales and our revenues and potential net income would decrease. We could also be subject to claims for losses incurred by customers for failure by our subsidiary, Pacific Basin Foods Inc., to deliver food. We could incur substantial costs in defending or settling these claims and in establishing alternate suppliers. While we have not identified any significant internal Year 2000 problems from our year 2000 assessment program, if our personal computers, software, manufacturing or other equipment were to fail due to Year 2000 problems, we would experience the same problems previously mentioned. Any Year 2000 problems affecting us could also divert management's time and attention from our growth strategy and operations which could result in deterioration of our financial position.

                           FORWARD LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

     In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of 1,700,000 shares of our common
stock at an assumed public offering price of $   per share are estimated to be
approximately $            , after deducting underwriters' compensation and
other estimated offering expenses totaling $         . If the underwriters'
over-allotment option is exercised in full, the net proceeds to us are estimated
to be approximately $         . We intend to use the net proceeds as follows:

     * $      to construct new restaurant properties or convert acquired restaurant properties to our restaurant brands;

     * $1.0 million to repay a portion of our Paragon subsidiary's $22.6 million of indebtedness under a loan agreement dated August 20, 1996, which bears interest at 10.39% per annum, and is due in August 2011; and

     * $      for general corporate purposes, including working capital.

     Pending the application of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock since our inception and do not expect to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. There can be no assurance that we will ever pay dividends. Any future determination as to payment of dividends will depend upon our financial condition, results of operations and such other factors as the Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the Nasdaq SmallCap Market under the symbol "SIZL" since our initial public offering, which closed on March 2, 1998. On December 15, 1999, the last reported sale price on the Nasdaq SmallCap Market was $6.00 per share. As of November 30, 1999, there were approximately 67 record holders of our common stock.

     The following table sets froth the range of high and low closing prices for our common stock for each quarterly period indicated, as reported by brokers and dealers making a market in the capital stock. Such quotations reflect inner-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                                                                               PRICE RANGE
                                                                           -------------------
                                                                           HIGH           LOW
                                                                           -----         -----
CALENDAR YEAR 1998
     First Quarter (from March 2, 1998)................................    $5.63         $4.85
     Second Quarter....................................................     6.00          4.25
     Third Quarter.....................................................     5.38          2.50
     Fourth Quarter....................................................     7.38          4.13

CALENDAR YEAR 1999
     First Quarter.....................................................    $8.63         $4.13
     Second Quarter....................................................     7.31          4.00
     Third Quarter.....................................................     9.25          6.07
     Fourth Quarter (through December 28, 1999)........................     7.38          5.38

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 7, 1999:

     * on an actual basis, and

     * as adjusted to reflect the receipt of the estimated net proceeds from the sale of our 1,700,000 shares of common stock offered hereby, after deducting the estimated offering expenses and underwriters' compensation,
       at an assumed public offering price of $     per share.

                                                                         SEPTEMBER 7, 1999
                                                                           (IN THOUSANDS)
                                                                     --------------------------
                                                                      ACTUAL        AS ADJUSTED
                                                                     ---------      -----------

    Short-term debt and capital leases, current portion...........    $21,098         $
                                                                      -------
                                                                      -------

    Long-term debt and capital leases, long-term portion..........     14,074

    Preferred stock, $.001 par value, 5,000,000 shares authorized;
      Series B Convertible Preferred Stock, 1,000,000 shares
      issued and outstanding, actual and as adjusted; Series C
      Convertible Preferred Stock, 1,750,000 share issued and
      outstanding, actual and as adjusted.........................          2               2

    Common stock, $.01 par value, 10,000,000 shares
      authorized,3,332,022 shares issued and outstanding, actual;
            shares outstanding, as adjusted.......................         33

    Additional paid in capital....................................     11,285

    Accumulated deficit...........................................     (9,676)         (9,676)

         Total stockholders' equity...............................    $ 1,645         $
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         Total capitalization.....................................    $15,719         $
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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors".

OVERVIEW

     We currently operate 73 full-service steakhouse restaurants located in eleven states. On December 21, 1998, we consummated our acquisition of Paragon Steakhouse Restaurants, Inc., which is referred to in this prospectus as Paragon, which owned 78 steakhouse restaurants, and its subsidiary Pacific Basin Foods Inc., which is referred to in this prospectus as Pacific Basin Foods, a restaurant wholesale food distribution company. Paragon and Pacific Basin Foods are now our direct wholly owned subsidiaries. Prior to the acquisition of Paragon, we owned and operated four steakhouse restaurants.

     Our growth strategy is based on internal growth and growth through acquisition. Internal growth focuses on improvement in same store sales and construction of new restaurant properties. Acquisition growth focuses on conversion of acquired restaurant properties to our steakhouse brand names and the targeted acquisition of one or more large restaurant chains.

     As a result of the significant increase in the fixed assets being depreciated due to the Paragon purchase, we expect that depreciation and amortization will increase in the future. To the extent we acquire any other restaurant businesses, and the acquisitions are accounted for as a "purchase", our depreciation and amortization expenses will increase further.

     To the extent we build steakhouses in new locations there is likely to be a time lag between when the expenses of the buildout are incurred and when the newly constructed steakhouse are opened and begin to generate revenues, which time lag could effect quarter-to-quarter comparisons and results.

     We began to realize a reduction in general and administrative expenses in the third quarter and expect to see a significant reduction in the fourth quarter of 1999 as the significant non-recurring costs incurred in connection with the acquisition and restructuring of Paragon no longer impact these expenses. We expect payroll and related costs to be approximately 30% of revenues and direct operating costs to remain approximately 21.5% of revenues.

     Our overall steakhouse operations tend to experience seasonal fluctuations, with the fourth quarter and first quarter of each year being our strongest quarters, reflecting both the Christmas holiday season and the colder weather at our Mid-West operations, and the third quarter being the slowest, as people tend to eat less steak in the summer months. This seasonality, however, is less pronounced at our California locations which do not experience the same seasonal changes in weather that occur at our Mid-west locations.

     We have three business units which have separate management and reporting infrastructures that offer different products and services. The business units have been aggregated into two reportable segments, restaurant services and food service distribution, since the long-term financial performance of these reportable segments is affected by similar economic conditions. The restaurant services segment consists of two businesses units--Paragon Steakhouse Restaurants, Inc. and Galveston Steakhouse Restaurants--that operate specialty restaurants around the country. Our food service distribution segment, which operates as Pacific Basin Foods, performs distribution of restuarant foods and restaurant-related products for internal operations, as well as customers outside our internal operations.

     Since our Pacific Basin Foods subsidiary is in the wholesale business of providing food supplies to restaurants, its profit margin on the sale of food products to restaurants is significantly less than the margin that can be obtained through restaurant sales. In addition, since Pacific Basin Foods maintains a large inventory of food supplies to service its wholesale customers, its business is more susceptible to the risk of inventory obsolescence than our other business operations.

RESULTS OF OPERATIONS

     36 WEEKS ENDED SEPTEMBER 7, 1999 COMPARED TO THE 36 WEEKS ENDED SEPTEMBER 8, 1998

     Revenues for the 36 week period ended September 7, 1999 increased $114.9 million from $841,000 for the 36 weeks ended September 8, 1998 to $115.7 million. The increase is almost entirely attributable to the acquisition of Paragon. Revenue from our original four restaurants for the 36 week period ended September 7, 1999 was $1.9 million as compared to $841,000 for the 36 weeks ended September 8, 1998. Gross revenue for the restaurants purchased in the Paragon acquisition increased by 0.8% for the 36 week period ended September 7, 1999 compared to the gross revenue for comparable restaurants for the same period in1998. Gross revenue for Pacific Basin Foods' operations for the 36 week period ended September 7, 1999 was $26.5 million.

     Food and beverage costs for the 36 week period ended September 7, 1999 increased $54.2 million from $270,000 for the 36 week period ended September 8, 1998 to $54.5 million. The total food and beverage costs as a percentage of total revenue was 32.0% for the 36 week period ended September 8, 1998 compared to 47.1% for the same period in 1999. Food and beverage costs of the restaurants only for the 36 week period ended September 8, 1998 was $270,000 compared to $30.6 million for the same period in 1999. The increase in the food and beverage costs as a percentage of revenues at the restaurant level is directly related to the higher cost of beef prices. Food and beverage costs of the restaurants as a percentage of restaurant revenues was 32.0% for the 36 week period ended September 8, 1998 compared to 34.3% for the same period in 1999. Food and beverage costs of Pacific Basin Foods was $23.9 million for the 36 week period ended September 7, 1999. The food and beverage costs of Pacific Basin Foods as a percentage of revenue were 90.3% for the 36 week period ended September 7, 1999. No comparison is made for Pacific Basin Foods to the same period in 1998 because we did not acquire Pacific Basin Foods until December 1998 and we were not operating in the wholesale food distribution business prior to that acquisition.

     Payroll and payroll related costs for the 36 week period ended September 7, 1999 increased $32.1 million from $348,000 for the 36 week period ended September 8, 1998 to $32.5 million. Payroll and payroll related costs as a percentage of revenues was 41.4% for the 36 week period ended September 8, 1998 compared to 28.1% for the same period in 1999. Payroll and payroll related costs of the restaurants for the 36 week period ended September 8, 1998 was $348,040 compared to $30,817,000 for the same period in 1999. Payroll and payroll related costs of the restaurants as a percentage of restaurant revenues was 41.4% for the 36 week period ended September 8, 1998 compared to 34.5% for the same period in 1999. These decreases as a percentage of revenue were principally due to the economies of scale of operating more restaurants. Payroll and payroll related costs of Pacific Basin Foods was $1.67 million for the 36 week period ended September 7, 1999 and constituted 6.3% of Pacific Basin Foods' revenues.

     Direct operating costs include operating supplies, repairs and maintenance, advertising expenses, utilities, and other occupancy costs. Direct operating costs for the 36 week period ended September 7, 1999 increased $20.6 million from $366,000 for the 36 week period ended September 8, 1998 to $21.0 million. Direct operating costs as a percentage of revenues were 43.5% for the 36 week period ended September 8, 1998 compared to 18.1% for the same period in 1999. Direct operating costs of the restaurants were $366,000 for the 36 week period ended September 8, 1998 compared to $19,650,000 for the same period in 1999. These costs as a percentage of restaurant revenues were 43.5% for the 36 week period ended September 8, 1998 as compared to 22.0% of restaurant revenue for the 36 week period ended September 7, 1999. The decrease as a percentage of revenues was principally due to economies of scale of operating more restaurants. Direct operating costs of Pacific Basin Foods were $1.3 million for the 36 week period ended September 7, 1999 and constituted 5.0% of Pacific Basin Foods' revenues.

     Depreciation and amortization for the 36 week period ended September 7, 1999 increased $3.3 million from $110,000 for the 36 period ended September 8, 1998 to $3.4 million. The increase is principally due to the acquisition of Paragon, which significantly increased our depreciable assets.

     General and administrative expenses for the 36 week period ended September 7, 1999 increased $5.1 million from $695,000 for the 36 week period ended September 8, 1998 to $5.8 million. General and administrative expenses as a percentage of revenues was82.6% for the 36 week period ended September 8, 1998 compared to 5.0% for the same period in 1999. General and administrative expenses of the restaurants only was $694,990 for the 36 week period ended September 8, 1998 compared to $5.3 million for the same period in 1999. General and administrative expenses as a percentage of restaurant revenues was 82.6% for the 36 week period ended September 8, 1998 compared to 5.9% for the same period in 1999. This increase in the dollar amount of general and administrative expenses is principally due to the acquisition of Paragon, as well as an increase in professional and consulting fees. General and administrative expenses of Pacific Basin Foods was $536,000for the 36 week period ended September 7, 1999 and constituted 2.0% of Pacific Basin Foods' revenues.

     Interest expense and financing costs, net, forthe 36 week period ended September 7, 1999 increased $2.8 million from $275,000 for the 36 week period ended September 8, 1998 to $3.0 million. The increase is principally due to an increase in outstanding indebtedness, which was incurred in connection with the acquisition and restructuring of Paragon.

     YEAR ENDED DECEMBER 29, 1998 COMPARED TO THE YEAR ENDED DECEMBER 30, 1997

     Revenues for the year ended December 29, 1998 increased $4.6 million from $1.9 million for the year ended December 30, 1997 to $6.5 million. The increase is wholly attributable to the acquisition of Paragon on December 21, 1998. Gross revenue for Pacific Basin Foods' operations for the year ended December 28, 1998 was $918,000.

     Food and beverage costs for the year ended December 29, 1998 increased $1.9 million from $627,000 for the year ended December 30, 1997 to $2.5 million. The total food and beverage costs as a percentage of total revenue was 33.6% for the year ended December 30, 1997 compared to 39.4% for the same period in 1998. This increase was primarily the result of our acquisition of Pacific Basin Foods and its wholesale food distribution business in connection with our acquisition of Paragon. Food and Beverage costs of the restaurants for the year ended December 29, 1998 was $1,763,000 compared to $627,165 for the same period in 1997. Food and beverage costs of the restaurants as a percentage of restaurant revenues was 31.5% for the year ended December 29, 1998 compared to 33.6% for the same period in 1997. Food and beverage costs of Pacific Basin Foods was $807,000 for the year ended December 29, 1998. No comparison is made for Pacific Basin Foods to the fiscal year ended December 30, 1997 because we did not acquire Pacific Basin Foods until December 1998 and we were not operating in the wholesale food distribution business prior to that acquisition.

     Payroll and payroll related costs for the year ended December 29, 1998 increased $1.2 million from $757,000 for the year ended December 30, 1997 to $2 million. Payroll and payroll related costs as a percentage of revenues was 40.5% for the year ended December 30, 1997 compared to 30.7% for the same period in 1998. This decrease is principally due to the economies of scale of operating more restaurants. Payroll and payroll related costs for the restaurants was 34.5% of restaurant revenues for the year ended December 29, 1998. Payroll and payroll related costs of Pacific Basin Foods for the year ended December 28, 1998 were $69,000, and constituted 7.5% of Pacific Basin Foods' revenues.

     Direct operating costs for the year ended December 29, 1998 increased $1 million from $400,000 for the year ended December 30, 1997 to $1.4 million. Direct operating costs as a percentage of revenues were 22.1% for the year ended December 29, 1998 compared to 21.4% for the same period in 1997. These costs as a percentage of restaurant revenues were 21.4% for the year ended December 30, 1997 compared to 24.8% for the same period in 1998. Direct operating costs of Pacific Basin Foods were $55,000 for the year ended December 29, 1998 and constituted 6.0% of Pacific Basin Foods' revenues. Direct operating costs of Pacific Basin Foods were $55,000 for the year ended December 28, 1998 and constituted 6.0% of Pacific Basin Foods' revenues.

     Depreciation and amortization for the year ended December 29, 1998 decreased $74,000 or 33.3% from $222,000 for the year ended December 30, 1997 to $148,000 for the same period in 1998.

     General and administrative expenses for the year ended December 29, 1998 increased $1.9 million from $351,000 for the year ended December 30, 1997 to $2.2 million. General and administrative expenses as a percentage of revenues was 34.1% for the year ended December 29, 1998 compared to 18.8% for the year ended December 30, 1997. General and administrative expenses of the restaurants only was $2,192,00 for the year ended December 29, 1998 compared to $350,945 for the year ended December 30, 1997. General and administrative expenses as a percentage of restaurant revenues was 18.8% for the year ended December 30, 1997 compared to 34.1% for the same period in 1998. This increase in the actual amount is due to the acquisition of Paragon and its subsidiary, Pacific Basin Foods. The significant increase as a percentage of revenue is due to the decline in restaurant revenues while the remodeling of two of our then four existing restaurants was undertaken, higher legal and accounting costs related to being a publicly traded company, and increased compensation expenses. General and administrative expenses of Pacific Basin Foods was $27,000 for the year ended December 29, 1998 and constituted 2.9% of the Pacific Basin Foods' revenues.

     Pre-opening startup costs for the year ended December 29, 1998 were $0 as compared to $65,000 for the year ended December 30, 1997. In lieu of opening new restaurants in 1998, we acquired Paragon and its 78 then operating restaurants. The adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" had minimal impact on us, because it was generally our policy to expense all start up costs.

     Net interest expense for the year ended December 29, 1998 increased $294,000 from $523,000 for the year ended December 30, 1997 to $817,000. The increase is principally due to interest charges taken by us as a result of the conversion of $92,000 in convertible debentures in July 1998 and the issuance of $1.1million of debt in July, September and December 1998.

     The extraordinary loss reported by the Company for the year ended December 29, 1998 was due to our conversion of $1.1 million of private placement notes payable into shares of common stock at $4 per share.

LIQUIDITY AND CAPITAL RESOURCES

     Our initial public offering was commenced on February 27, 1998. In addition to the approximately $9.3 million raised by us in 1998 in equity and debt financing, we raised $1.5 million under a promissory note in March 1999 and $4.0 million in private placement equity offerings in June and July 1999. A significant portion of the equity and debt financing raised in 1998 was used to pay the purchase price and related transaction costs associated with the acquisition of Paragon and to a lesser degree to fund the our operating loss.

     On December 21, 1998, Paragon entered into a $6,000,000 revolving line of credit with a financing company. The line of credit bears interest at prime, plus 1.25%. Borrowings and required payments under the line of credit are based upon a formula utilizing accounts receivable and inventories. The line of credit is collateralized by substantially all of Paragon's tangible property and accounts receivable. We have also pledged as additional collateral a $250,000 certificate of deposit. The line of credit was used to pay down accounts payable and advance funds to us and for working capital requirements. The terms of the line of credit include specific financial covenants, restrictions on loans to us and other affiliates, and maintenance of a specified level of tangible net worth. In connection with the acquisition of Paragon, we assumed repayment of this obligation. We were in compliance with these covenants at December 29, 1998.

     On August 30, 1996, Paragon entered into a $22.6 million secured mortgage financing with a financing company. Paragon and one of its subsidiaries, Paragon of Michigan, Inc., are liable for the repayment of such financing. In connection with the acquisition of Paragon, we assumed repayment of this obligation. The facility bears interest at 10.39% and is payable in 180 equal installments of principal and interest, with the final installment due in September 2011. In 1997, we prepaid $627,000 of the mortgage, reducing the original monthly payments of $249,000 to $241,000. The prepayment was funded from the sale of a portion of the security. The facility is secured by substantially all of Paragon's owned land, buildings, and the improvements thereon. The facility proceeds were used to refinance existing debt, finance restaurant remodels, and pay fees and expenses associated with the facility. The terms of the facility include specific financial covenants, restrictions on obtaining other financing, and limitations on payments to us. On April 30, 1997 and on May 28, 1997, the facility was amended primarily to modify the loan covenants. As of each of September 7, 1999 and December 29, 1998, we were not in compliance with certain financial ratio loan covenants and therefore we have reclassified the entire loan balance as current.

     Our operating activities for the nine months ended September 30, 1999 used $2.6 million of cash. This was chiefly the result of the net loss for this nine month period. In addition, the use of cash for investing activities relates primarily to the capital purchase of furniture and equipment for the steakhouses which account for $716,000 of the $0.9 million invested.

     The major source of cash provided by financing activities for the nine months ended in September 30, 1999 were two private placement offerings of a total of 705,197 shares of common stock with gross proceeds of $4.3 million. In June 1999, we issued 363,818 shares of common stock in a private placement offering that resulted in gross proceeds to us of $2.0 million. In July 1999, we issued 341,379 shares of common stock in a private placement offering that resulted in gross proceeds to us of $2,325,000.

     The cost of opening each new restaurant ranges from $800,000 to $1,200,000 for the build-out of a brand-new facility and from $500,000 to $800,000 for the conversion of an existing restaurant, which includes leasehold improvements, furniture, fixtures, equipment, food and beverage inventory and other pre-opening expenses. Our capital expenditures for the nine months ended September 30, 1999 were $715,774 compared to $100,146 for the same period in 1998. Our capital expenditures, assuming the completion of this offering, are expected to be approximately $8.0 million for the next year.

     We lease restaurant and transportation equipment under operating and capital leases. These leases have initial terms generally ranging from five to seven years and require a fixed monthly payment, or in the case of transportation equipment, additional payments on a per mile basis.

     We had a cash and cash equivalents balance of $1.9 million at September 7, 1999. We believe that our cash flow from operations and the proceeds of this offering will allow us to meet our anticipated needs during at least the next 18 months for:

     * the pursuit of our growth strategy;

     * payment of the interest on our financing facilities;

     * working capital requirements; and

     * planned property and equipment capital expenditures.

     We may need additional sources of financing during the next 18 months. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our growth strategy, including any potential additional acquisitions, which could lower our revenues and net income, if we achieve profitability in the future. If we raise additional funds by issuing equity securities, shareholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If we issue or incur debt to raise funds, we may be subject to limitations on our operations.

     We intend to continue our aggressive acquisition program with a combination of cash, common stock on some debt used to finance the primary portion of consideration. We expect the cash needed for these acquisitions to come from additional financing facilities and potential debt or equity offerings.

     We have requested a temporary waiver through March 31, 1999 from the lender with respect to some of the financial loan covenants associated with a $22.6 million loan agreement dated August 20, 1996 with Paragon. The loan bears interest at 10.39% per annum, is due in August, 2011, and is secured by 19 restaurants owned by Paragon. The loan, among other things, requires Paragon to maintain stated debt/equity and other financial ratios, and Paragon does not currently meet those financial ratios. Upon the completion of this offering, we believe we will be in compliance with these financial loan covenants. It is a condition of this offering that the lender under this loan agreement issue the temporary waiver which we have requested from them.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We do not expect adoption of SFAS No. 133 to have a material effect, if any, on our financial position or results of operations.

     SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," is effective for financial statements with the first fiscal quarter beginning after December 15, 1998. We do not expect adoption of SFAS No. 134 to have a material effect, if any, on our financial position or results of operations.

     SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," is effective for financial statements with fiscal years beginning February 1999. This statement is not applicable to us.

     In June 1999 the FASB issued SFAS No. 136, "Transfers of Assets to a Not-for-Profit Organization or Charitable Trust That Raises or Holds Contributions for Others" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133." These statements are not applicable to us.

YEAR 2000

     We have made a formal assessment of Year 2000 issues. Generally, "Year 2000 issues" refers to problems that may arise due to the inability of some computer software to distinguish between the early part of the present century and the early part of the next because the software only uses two digits to identify the year. Thus, 2001 would be indistinguishable from 1901. We believe that there are three possible ways that we could be impacted by this problem.

     First, our current accounting and restaurant management systems, principally those acquired with the acquisition of Paragon have been determined not to be Year 2000 compliant. We have met with various software vendors and have selected a new accounting and restaurant management system that will be Year 2000 compliant. With the change in accounting software, we have decided also to upgrade our point of sale system in each restaurant. We completed this program in November 1999. The cost of a new accounting and restaurant management system is expected to be $1.4 million.

     The second concern posed by Year 2000 issues is the impact that such software failure would have on our suppliers. We have contacted critical suppliers of products and services to determine the extent to which we may be vulnerable to such parties' failure to resolve their own Year 2000 issues. All the Company's major suppliers have indicated that they are Year 2000 compliant or have plans to be Year 2000 compliant before the end of 1999. Where practicable, we will assess and attempt to mitigate its risks with respect to the failure of these entities to be Year 2000 compliant. The effect, if any, on our results of operations from the failure of such parties to be Year 2000 compliant is not reasonably estimable.

     The third possible threat posed to us by Year 2000 issues is one of a general downturn in the economy due to software failures. We believe that this is a remote possibility.

     Although we believe that we will not suffer any material adverse effects as a result of Year 2000 issues, we cannot be certain our judgment regarding Year 2000 is correct. In the event that the Company or its suppliers experience a Year 2000 software failure such a failure could have a material adverse impact on our business, financial condition and results of operations. Similarly, if the economy as a whole should be adversely impacted by Year 2000 problems, it could have a material adverse effect on our business, financial condition and results of operations.

                                  OUR BUSINESS
BACKGROUND

     The steakhouse restaurant industry is expected to continue to expand substantially over the next five years. We believe that this industry is highly fragmented and presents an excellent opportunity for us to grow our business nationwide by expanding Paragon's brand-name steakhouses through the construction of new Hungry Hunter's, Hunter's Steakhouse, Mountain Jack's and Carvers restaurants and the acquisition of other, large regional steakhouse chains.

RESTAURANT CONCEPTS

     All of our restaurants are positioned as destination restaurants that attract loyal clientele. By our use of the term destination restaurants, we mean that we seek to establish our restaurants as the primary destination of our clientele, rather than a destination or activity ancillary to another activity, such as shopping or sight-seeing. All of our restaurants are full-service steakhouses. Our restaurants feature only USDA Choice, midwestern corn-fed beef. Unlike many of our competitors, we do not serve plastic-wrapped vacuum sealed steaks but rather we hand-cut our steaks in-house from whole loins of beef for superior freshness and taste. Prime rib is another "signature product" and is the basis for our distinctive merchandising commitment to "The Best Prime Rib in Town". Our prime rib, which is served in a herb crust, is slow roasted for seven hours to enhance its flavor and tenderness. Portions are deliberately generous and full liquor and bar service is available. Alcoholic beverage service accounts for approximately 18% of our net sales.

     Most of our restaurants are open daily from 4:30 p.m. to 9:30 p.m. on weekdays and from 4:00 p.m. to 10:00 p.m. on weekends. Some restaurants are open for lunch beginning at 11:00 a.m. on weekdays; but most of these restaurants are closed for lunch on weekends.

     We currently operate in three distinctive steakhouse markets.

     HUNGRY HUNTER'S, HUNTER'S STEAKHOUSE AND MOUNTAIN JACK'S

     We have 53 steakhouses operating under the brand names, Hungry Hunter's, Hunter's Steakhouse and Mountain Jack's for which the average dinner check is in the under $25.00 per guest range. Many of these steakhouses have been in business for over 25 years, and, as such, have loyal clientele and have the "look and feel" of a special restaurant. For this reason, we have been able to position our Hungry Hunter's, Hunter's Steakhouse and Mountain Jack's steakhouses as a step-above the lower ticket Outback and Lone Star restaurant chains.

     Our menu also features fresh fish and chicken in addition to steaks. A complete meal includes salad and a choice of side dishes including baked potato, french fries and steamed vegetables. The menu also includes appetizers and desserts.

     Our Hungry Hunter's, Hunter's Steakhouse and Mountain Jack's restaurants are typically free-standing buildings with dinner seating capacities ranging from 150 to 475 seats and an average seating capacity of approximately 220 seats. Unlike a typical Outback or Lone Star, our restaurants typically have one or more banquet rooms to accommodate private parties and corporate events. The bar in each restaurant is generally located adjacent to the dining room primarily to accommodate customers waiting for dining tables and up to approximately 30 additional diners at between six and nine tables.

     CARVERS

     We have 11 steakhouses operating in the upscale steakhouse dining segment under the Carvers brand name with an average check per guest of slightly less than $35.00. Carvers is a sophisticated, upper tier mid-priced restaurant specializing in complete steak, chop, prime rib and seafood meals. Most Carvers are divided into distinctive dining areas to provide greater intimacy. Prices at the Carvers restaurants are higher than those of our other restaurants, but are substantially lower than high-end steakhouses such as Morton's and Ruth's Chris.

     Our Carvers restaurants are also typically housed in free-standing buildings with dinner seating capacities ranging from 180 to 240 seats and an average seating capacity of approximately 220 seats. The Carvers restaurants also have one or more banquet rooms to accommodate private parties and corporate events.

     UNIQUE CONCEPTS

     We have five unique formal restaurants housed in landmark buildings in prime locations near or at tourist sites which serve as the destination or special occasion restaurant in their respective communities. The menu at these restaurants is similar to Hungry Hunter's or Carvers and the average dinner check per guest is between $25.00 and $35.00. These restaurants all have one or more banquet rooms.

     We are considering rolling out a new less expensive, casual steakhouse concept under the name "Bushland Safari Steakhouse Restaurants" to compete directly with Lone Star and Outback in the less expensive segment of the casual steakhouse market.

CORPORATE STRATEGY

     We believe that a critical component to our success is to exceed the expectations of each guest by providing a dining experience characterized by high quality, personalized service and quality menu selections. We also believe that ambiance, location and price-value relationship are keys to success in the restaurant industry. We differentiate our restaurants by emphasizing the following strategic elements:

     * High-quality and attentive service.

     * Consistent high-quality products achieved through careful ingredient selection, generous food preparation and aging of steaks.

     * Positioning in the mid-priced, full service steakhouse segment of the restaurant industry.

     * Strong emotional value through branding.

GROWTH STRATEGY

     Our goal is to enhance our position as a leader in the steakhouse restaurant industry by building through internal growth and through acquisitions a national network of steakhouse restaurants. Key components of our strategy include the following:

     * Leverage established brands. Paragon has been in the steakhouse business since 1967 and we believe our Hungry Hunter's, Hunter's Steakhouse, Mountain Jack's and Carvers brands are well established in the industry.

     * Expand internal growth. We believe our management team has the ability to recognize opportunities for further large steakhouse chain acquisitions and the expertise to execute and improve on those acquisitions once they are acquired. We believe our experienced management team can capitalize on the fragmented nature of the successful steakhouse market.

     * Operating Efficiencies. We believe our integration strategy affords us the ability to achieve operating efficiencies and cost savings through volume discounts on purchases. Also, with our increasing size, we can lower costs and better manage our expenses. We provide centralized accounting functions and administrative functions to enhance our efficiencies.

     * Efficient Penetration of New Markets. We believe we avoid many of the costs and risks associated with entering new geographic markets. We consider the location of each restaurant to be critical to its long-term success and management devotes significant effort to the investigation and evaluation of potential sites. The site selection process focuses on regional and trade area demographics, target population density, household income and educational levels and traffic patterns, as well as specific site characteristics such as visibility, accessibility, traffic volume and the availability of adequate parking. We also review potential competition and customer activity at other restaurants operating in the area.

MARKETING

     We rely principally on our commitment to customer service and excellent price-value relationship to attract and retain customers. Accordingly, we focus our resources on seeking to provide customers with high-quality and attentive service, value and an exciting and vibrant atmosphere.

     Our marketing efforts consist of local media advertising and couponing. Local advertising and couponing consists of bulk mailers, free-standing newspaper inserts and targeted direct mailers. We have also successfully offered discounts to encourage more people to try our restaurants, as well as to increase weekday customer counts.

     To promote local community awareness, each restaurant manager is encouraged to become part of the local community. Many restaurants host meetings with community leaders to solicit local input about the restaurants' potential community participation.

     For each new restaurant, we conduct a pre-opening awareness program beginning approximately two to three weeks prior to, and ending four to six weeks after, the opening of a restaurant. A given program typically would include special promotions, site signs, sponsorship of a fund-raising event for a local charity to establish ties to local community leaders and increase awareness of the new restaurant, and pre-opening trial operations, to which the family and friends of new employees would be invited.

RESTAURANT OPERATIONS AND MANAGEMENT

     We maintain quality and consistency in our restaurants through the careful hiring, training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel. To achieve our service goals, each service employee completes an extensive training program, which teaches employees to provide the level of quality service that encourages guests to return and request the same server on subsequent visits.

     We maintain financial and accounting controls for each of our restaurants through the use of centralized accounting and management information systems. All levels of our management participate in the ongoing process of strategic and financial planning and our systems are continuously refined to allow management to compare actual results with budgets and projections.

     We also utilize modern management information systems to allow timely information analysis and response. Our computerized point-of-sale (POS) data management system and related telecommunication equipment permits daily polling of restaurant operations and rapid collection of sales data and cash management information. Transaction level data is electronically transferred from each restaurant location via POS systems on a daily basis. By consolidating individual restaurant's sales, purchasing, payroll, operating expenses, guest related statistics and other data, we can regularly monitor restaurant operations. Management uses real-time information and control systems to reduce labor costs, to maintain constant surveillance of inventory usage and to analyze various aspects of restaurant operations including ideal food costs, sales mix, labor minutes per meal, promotional programs, restaurant costs and general marketing data.

     The management team for a typical steakhouse restaurant generally consists of one general manager, two assistant managers and a kitchen manager. Each restaurant also employs a staff consisting of approximately 50 to 70 hourly employees, many of whom work part-time. Typically, each general manager reports directly to a director of operations, who each supervise eight to 12 restaurants, and who, in turn, reports to our vice presidents of regional operations. Restaurant managers complete an extensive training program during which they are instructed in areas including food quality and preparation, customer satisfaction, alcoholic beverage service, governmental regulations compliance, liquor liability management and employee relations. Restaurant managers are also provided with an operations manual relating to food and beverage preparation, all areas of restaurant management and compliance with governmental regulations. Working in concert with the individual restaurant managers, our senior management define operations and performance objectives for each restaurant and monitor implementation. Senior management regularly visit various of our restaurants and meet with the respective management teams to ensure compliance with our strategies and standards of quality in all respects of restaurant operations and personnel development.

     Each of our new restaurant employees participates in a training program during which the employee works under the close supervision of a restaurant manager, or an experienced key employee. Management continuously solicits employee feedback concerning restaurant operations and strive to be responsive to the employees' concerns.

PURCHASING

     We purchase a major portion of our food and beverage products from our wholly owned subsidiary, Pacific Basin Foods, at market rates. Food and supplies are shipped directly to the restaurants, although invoices for purchases are sent to us for payment. Our emphasis on high-quality food requires frequent deliveries of fresh food supplies.

PACIFIC BASIN FOODS

     Our Pacific Basin Foods subsidiary is a wholesale food distributor serving the restaurant industry. Its principal clients are Paragon, Rubio's Fish Tacos, a 86 unit chain of fast food taco restaurants, Garden Fresh, Inc., a 46 unit chain of soup and salad bar restaurants, and Rusty Pelican Restaurants, Inc., a 15 unit chain of upscale seafood restaurants. Pacific Basin Foods has warehouses located in Urbana, Illinois and in San Diego, California, from which it services its customers. In addition to the sale and distribution of food supplies to restaurants, Pacific Basin Foods provides furniture, fixtures and equipment to restaurants.

COMPETITION

     Competition in the restaurant industry is increasingly intense. We compete with other mid-priced, full service restaurants, which are not necessarily steakhouse restaurants, primarily on the basis of quality of food and service, ambiance, location and price-value relationship. We also compete with a number of other steakhouse restaurants within our markets, including both locally owned restaurants and regional or national chains. We believe that the quality of our service, our well-regarded brands, attractive price-value relationship and quality of food will enable us to differentiate ourselves from our competitors. We also compete with other restaurants and retail establishments for sites. Many of our competitors are well-established in the mid-priced dining segment and certain competitors have substantially greater financial, marketing and other resources than us. We believe that our ability to compete effectively will continue to depend upon our ability to offer high-quality, mid-priced food in a full service, distinctive dining environment.

GOVERNMENT REGULATION

     Our restaurants are subject to numerous federal, state and local laws affecting health, sanitation and safety standards, as well as to state and local licensing regulation of the sale of alcoholic beverages. Each restaurant currently has appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant has food service licenses from local health authorities. We are required to renew these licenses annually. In addition, these licenses may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing and inventory control. Our failure to obtain or retain liquor or food service licenses would likely have a material adverse effect on our operations. In order to reduce this risk, each of our restaurants is expected to be operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. In California, there is a set number of alcoholic beverage licenses available, but there is an active market through which new licenses can be obtained at the then-applicable market price. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect our ability to obtain such a license elsewhere.

     We are subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of its comprehensive general liability insurance.

     Our restaurant operations are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits and other employee matters. Significant numbers of our food service and preparation personnel are paid at rates related to the federal minimum wage. Government-imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could be detrimental to the economic viability of our restaurants.

     The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Management is not aware of any environmental regulations that have had a material effect on us or our restaurants to date.

     The Federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. We intend to ensure that its restaurants will be in full compliance with the Disabilities Act, and we intend to review plans and specifications and make periodic inspections to ensure continued compliance. Our current restaurants are designed to be accessible to the disabled. We believe that it we are in substantial compliance with all current applicable regulations relating to restaurant accommodations for the disabled. We does not anticipate that such compliance will require us to expend substantial funds.

EMPLOYEES

     At December 20, 1999, we employed 3,958 individuals, of which 258 occupy executive or managerial positions, approximately 3,700 hold non-managerial restaurant-related positions and the balance occupy clerical and office positions. None of our employees is covered by a collective bargaining agreement. We consider its relations with its employees to be good and has not experienced any interruption of operations due to labor disputes.

RESTAURANT LOCATIONS AS OF DECEMBER 20, 1999

     The following table sets forth the location of our existing Hungry Hunter's, Hunter's Steakhouse, Mountain Jack's, Carvers restaurants and our unique formal restaurants:

Hungry Hunter's, Hunter's Steakhouse, and Mountain Jack's Locations:

ARIZONA                 Modesto                 INDIANA                 NEVADA
Phoenix (2)             Norco                   Indianapolis (2)        Las Vegas
Tempe                   Oakland                 Lafayette               NORTH CAROLINA
Tucson                  Oceanside               MICHIGAN                Raleigh
Yuma                    Pleasanton              Auburn Hills            OHIO
CALIFORNIA              Riverside               Clinton Township        Canton
Anahein                 S. San Francisco        Dearborn Heights        Elyria
Bakersfield             S. San Jose             Grandville              Independence
Concord                 Sacramento              Kentwood                Middleburg Heights
El Cajon (Red Oak       San Diego               Lansing                 North Olmstead
Steakhouse)             Santa Rosa              Roseville               Sharonville
Fairfield               Temecula                Roseville               Toledo
Fremont                 Thousand Oaks           Taylor                  WISCONSIN
Fullerton               Torrance                Troy                    Madison (2)
La Mesa                 Ventura                 Portage
Lafayette               ILLINOIS                Traverse City
Lake Forest             Springfield
Milpitas

CARVERS LOCATIONS:              Farmington Hills, Michigan      UNIQUE FORMAL LOCATIONS:
Glendale, Arizona               Henderson, Nevada               Folson, California
Scottsdale, Arizona             Beachwood, Ohio                 Rancho Cordova, California
Rancho Bernardo, California     Centerville, Ohio               Peoria, Illinois
Roseville, California           Orem, Utah                      South Bend, Indiana
Greenwood, Indiana              Sandy, Utah                     Williamsburg, Virginia

     The leases for the above locations have initial terms generally ranging from 20 to 35 years and, in certain instances, provide for renewal options ranging from five to 25 years. Certain of these leases require additional contingent rental payments by us if sales volumes at the related restaurants exceed specified levels. Most of these lease agreements require payments of taxes, insurance and maintenance costs by us.

     Steakhouse Partners' executive offices are located at 10200 Willow Creek Road, San Diego California 91355. The telephone number is (619) 689-2333.

                                   MANAGEMENT
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Our directors, executive officers and key employees are as follows:

                  NAME                      AGE                      POSITION
-----------------------------------------   ---    --------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS:
Richard M. Lee...........................   34     Chairman of the Board and Chief Executive
                                                     Officer
Hiram J. Woo.............................   64     President, Corporate Secretary, and Director
Joseph L. Wulkowicz......................   49     Chief Financial Officer

KEY EMPLOYEES:
Michael F. Maloney.......................   35     Vice President of Operations
Michael W. Morehead......................   50     Vice President of Marketing
Robert E. Radke..........................   58     Vice President of Real Estate

OUTSIDE DIRECTORS:
Tom Edler................................   55     Director
Mark W. Goudge...........................   36     Director
Tod Lindner..............................   54     Director

     RICHARD M. LEE has been our Chairman of the Board and Chief Executive Officer since our inception in 1996. Mr. Lee began his business career upon graduating high school at the age of 17, founding his first company with a total of $3,500 of seed capital. By the age of 22, Mr. Lee was recognized as a "young-millionaire" entrepreneur by the University of Southern California. In addition, Mr. Lee was one of the youngest inductees into the Young Presidents Organization of America. Mr. Lee has been featured in numerous industry, local and national media publications. He was featured as a model entrepreneur in the university textbook, Contemporary Business (Dryden Press: 1990). From 1983 to 1990, Mr. Lee was the founder and President of Audio-Chamber International, Inc. based in Orange County, California, a manufacturer of high-fidelity mobile sound systems. In 1990, Mr. Lee sold Audio-Chamber International, Inc. to actively invest in real estate and securities. From 1991 to 1992, Mr. Lee co-founded and co-managed Aristotle Investments Ltd. as its chief strategist for investments in franchise restaurant acquisitions. From 1992 to May 1996, Mr. Lee was the co-founder and Chairman/CEO of China Coast Foods, Inc., a company formed to explore opportunities in the food industry in the Peoples Republic of China. Mr. Lee has also been involved with and invested in franchised restaurants, including Domino's Pizza Restaurants and Popeyes Famous Fried Chicken.

     HIRAM J. WOO has been our President and Corporate Secretary, and a Director since our inception. He has devoted the substantial portion of his entire business time and attention exclusively to our business and affairs since our inception. Since 1976, he has also owned an accounting firm with numerous restaurateurs among its clients. Over the past 14 years, Mr. Woo has actively invested in, owned or reorganized and restructured various restaurants, ranging from large-scale casual dining establishments to night clubs to bar and grill operations. In 1980, Mr. Woo founded and has since managed Regal Financial Development Corporation ("RFDC"), a real estate development and planning firm. In the past 14 years, RFDC has managed over $300 million of real estate development projects in the Western United States. Mr. Woo is a Certified Public Accountant. Mr. Woo received his Bachelor of Science Degree in Accounting from the University of California at Berkley in 1957.

     JOSEPH L. WULKOWICZ became our Chief Financial Officer in 1999. Prior to joining us, Mr. Wulkowicz served for two years as the Vice President and Chief Financial Officer of McArthur HTC International, Inc., a leading importer and marketer of licensed products to the gift, sports and promotional industry. From 1994 to 1997, Mr. Wulkowicz was the Vice President and Controller of Planet Polymer Technologies, Inc., a publicly held manufacturer of biodegradable resins. Mr.

Wulkowicz received his Bachelors of Art from De Paul University in 1973 and completed his Masters of Business Administration in 1977 at De Paul University Graduate School of Business.

     MICHAEL F. MALONEY has been our Vice President of Operations since January 1999. Between 1997 and 1999, Mr. Maloney was the Director of Franchise Operations for Jimmy Johns Gourmet Sandwiches throughout the Midwest. Mr. Maloney joined the leadership team of Lone Star Steakhouse and Saloon, Inc. in 1991 and was promoted in 1996 to Regional Vice President of Operations, supervising one hundred and five restaurants with a combined volume of approximately $260 million. Prior to joining Lone Star, Mr. Maloney had managed restaurants for Steak and Ale Corporation and King Family Restaurants. He received his computer science and math education at the University of Pittsburgh.

     MICHAEL W. MOREHEAD became our Vice President of Marketing in 1999. Mr. Morehead returned to us in 1994, and was our Vice President of Business Development since 1995. Prior to 1994, Mr. Morehead was the Vice President of Marketing for Rusty Pelican Restaurants, Inc. between 1989 and 1993 and for Carlo's Murphy's Restaurants between 1981 and 1988. Mr. Morehead has been affiliated with the restaurant industry for over 28 years. Prior to focusing on marketing and concept development, Mr. Morehead worked for over ten years in restaurants operations, including multi-unit supervision. He received his engineering education at Southern Illinois University.

     ROBERT E. RADKE, Vice President of Real Estate, has coordinated our real property management and acquisition activities since 1984. He has been associated with commercial real estate since 1968. Prior to joining us he was Real Estate Director for Foodmaker, Inc., Regional Real Estate Manager for Burger King Corporation, and Property Development Director for Gulfstream Land and Development Company. Mr. Radke earned his Bachelor of Science Degree in Business Administration from Great Lakes College in Detroit, Michigan.

     TOM EDLER has been a Director since May, 1998. Mr. Edler is a Senior Vice President of Capitol Bay Securities, a regional investment banking firm. Prior to joining Capitol Bay Securities, Mr. Edler was a real estate broker at Grubb & Ellis Company, specializing in the acquisition, disposition, development and leasing of restaurant and hotel properties throughout California. Prior thereto, Mr. Edler was President of Edler & Associates/Pacific Leisure Properties, a restaurant/hospitality consulting and brokering firm. Mr. Edler received his Bachelor of Science degree from Indiana University with subsequent post-graduate studies at the University of Southern California. He served as an officer in the United States Air Force for four years immediately following college.

     MARK W. GOUDGE has been a Director since September, 1998. Mr. Goudge has been a financial consultant in the private client group at Merrill Lynch in Laguna Hills, California since June 1992. Mr. Goudge graduated from the University of Alaska-Fairbanks in December 1987 with a B.A. in Finance.

     TOD LINDNER has been a Director since January, 1999. Mr. Lindner has been a managing director of Pentech Capital Markets Group since May, 1999. Prior to joining Pentech Capital Markets Group, Mr. Lindner was a managing director of Ally Capital Group Inc., an investment banking firm from 1996 to April, 1999. Prior thereto, Mr. Lindner founded and was President of Northwest Capital Corporation, an originator of upper middle market commercial loans, from 1984 through 1996. Mr. Lindner received his Bachelor of Science in finance and banking from the University of Oregon in 1966. Mr. Lindner currently serves as a director of Bay-Con, Inc. and as a director of Magnum Cinema, LLC.

     None of our directors, executive officers or key employees is related to any other of our directors, executive officers or key employees. Our compensation committee is comprised of Messrs. Lindner, Goudge and Edler. Our audit committee is comprised of Messrs. Woo, Goudge and Edler.

BOARD OF DIRECTORS

     The number of directors is currently fixed at five. Our certificate of incorporation provides that the Board of Directors shall be divided into three classes. The members of each class of directors serve for staggered three-year terms. The member of the Class I Directors is Mr. Goudge; the members of the Class II Directors are Messrs. Edler and Lindner; and the members of the Class III Directors are Messrs. Woo and Lee. The initial terms of office of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of directors at the annual meeting of stockholders held following the fiscal years ending in December, 2000, 2001 and 2002, respectively. At each subsequent annual meeting of stockholders, stockholders will elect or re-elect directors for a full term of three years to succeed those directors whose terms are expiring. Any alteration, amendment or repeal of the staggered board requirement in the certificate of incorporation would require the affirmative vote of stockholders owning at least 66 2/3% of the total shares outstanding and entitled to vote generally in the election of directors, voting together as a single class.

DIRECTOR COMPENSATION

     Directors currently receive no compensation for their service as such. We do reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

     The table below summarizes the compensation received by the Company's Chief Executive Officer for the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, as well as the compensation of each executive officer of the Company who received compensation in excess of $100,000 for services rendered to the Company during any of those years ("named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                                   AWARDS--SECURITIES
       NAME AND                                                 OTHER ANNUAL       UNDERLAYING OPTIONS
  PRINCIPAL POSITION      YEAR       SALARY($)      BONUS($)    COMPENSATION(1)          (#)
-----------------------   -----      ---------      --------    ---------------    ----------------------
Richard M. Lee            1998        $87,500       $294,689        $15,892                201,000
Chairman of the           1997        $50,000             --        $ 5,809                     --
Board and Chief           1996        $50,000             --        $ 2,421                 82,500
Executive Officer
Hiram J. Woo              1998        $71,250       $111,567        $ 7,870                134,000
President                 1997        $45,000             --        $ 1,968                     --
                          1996        $45,000             --             --                 82,500

---------------
(1) Other annual compensation consists of a car allowance paid by the Company.

EMPLOYMENT ARRANGEMENTS

     Richard M. Lee Employment Agreement. On June 3, 1996, we entered into a four-year employment agreement with Richard M. Lee at an annual base salary of $50,000, which was increased to $100,000 in February 1998. In addition, Mr. Lee has agreed in his employment agreement not to compete with us for a period of one year following his termination of employment for any reason.

     Hiram J. Woo Employment Agreement. On June 3, 1996, we entered into a four-year employment agreement with Hiram Woo at an annual base salary of $45,000, which was increased to $80,000 in February 1998. In addition, Mr. Woo has agreed in his employment agreement not to compete with us for a period of one year following his termination of employment for any reason.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted pursuant to the corporate law of the State of Delaware, our state of incorporation, the Certificate of Incorporation requires that we indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, we have entered into an indemnity agreement with each director and officer which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Steakhouse Partners pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                     STEAKHOUSE PARTNERS STOCK OPTION PLANS

     The Galveston's Steakhouse Corp. 1997 Omnibus Stock Plan (the "1997 Plan") was ratified and approved by the Board of Directors of Steakhouse Partners in January, 1997. The Galveston's Steakhouse Corp. 1999 Plan (the "Galveston 1999 Plan") was ratified and approved by the Board of Directors of Steakhouse Partners in May, 1999. The Steakhouse Partners 1999 Stock Option Plan (the "Steakhouse Partners 1999 Plan") was ratified and approved by our Board of Directors in July, 1999 and will be put to shareholder approval at the next annual meeting of our shareholders (the 1997 Plan, the Galveston 1999 Plan and the Steakhouse Partners 1999 Plan, together the "Plans"). The Plans are intended to promote the long term financial interests and growth of Steakhouse Partners by providing employees, officers, directors, and consultants of Steakhouse Partners with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, Steakhouse Partners and to acquire a proprietary interest in the long-term success of Steakhouse Partners; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

GENERAL

     The Plans provide for the granting of awards to such officers, other employees, consultants and directors of Steakhouse Partners and its affiliates as the Board of Directors may select from time to time.

     If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of Common Stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the Plans.

     In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the Plans, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

ADMINISTRATION

     The Plans will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plans, to administer the Plans and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the Plans, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting Steakhouse Partners or the financial statements of Steakhouse Partners (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plans and any award; to prescribe, amend and rescind rules and regulations relating to the Plans; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the Plans.

AWARDS UNDER THE PLANS

     All the options available for grant under the 1997 Plan and the Galveston 1999 Plan have been granted. 715,000 options have been granted under the Steakhouse Partners 1999 Plan. 285,000 options remain available for grant under the Steakhouse Partners 1999 Plan. All the options vest over a five year term. The option exercise price is payable by any one of the following methods or a combination thereof:

     1. in cash or by personal check, certified check, bank cashier's check or wire transfer;

     2. in shares of common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or

     3. by such other method as the compensation committee may from time to time authorize.

     The compensation committee also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options ("non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a "reload option") for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the Plans at the time of such exercise; provided, however, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the Plans.

                              CERTAIN TRANSACTIONS

ISSUANCE OF PREFERRED STOCK TO INSIDERS

     In June, 1996, we issued 1,000,000 shares of Series B Preferred Stock to Richard M. Lee, our Chairman and Chief Executive Officer. The Series B Preferred Stock is convertible into shares of our common stock, at the option of the holder, upon the earlier of (i) March 2006 or (ii) the date it is determined that our net profits for any fiscal year have equaled or exceeded $3.5 million. Upon conversion of the Series B Preferred Stock, the holder will be required to pay us a conversion price per share equal to $7.50.

     In July, 1999, our shareholders approved, and we issued 1,050,000 shares of our Series C Preferred Stock to Mr. Lee, and 700,000 shares of our Series C Preferred Stock to Hiram J. Woo, our President and Corporate Secretary. The shares of the Series C Preferred Stock are convertible into shares of our common stock, at the option of the holder, upon the earlier to occur of (i) March 2, 2006 or (ii) the date it is determined that our net profits for any fiscal year have equaled or exceeded $4.2 million. Upon conversion of the Series C Preferred Stock, the holder will be required to pay to us a conversion price per share equal to 110% of the closing bid price of our common stock on the date of conversion.

ADVANCE TO OFFICERS

     During the year ended December 29, 1998, we advanced certain amounts to Mr. Lee and Mr. Woo. These advances were subsequently reclassified as bonuses to the officers in the aggregate amount of $406,256.

PERSONAL GUARANTEES

     Mr. Woo has personally guaranteed our lease agreements for its Fullerton and Norco, California locations, as well as our vendor debt with Sysco Food Services and various other vendors.

COMPANY POLICY

     It is our intent that all future transactions with affiliated parties will be approved by a majority of our disinterested directors or otherwise as permitted by applicable law. Any such transactions are expected to be on terms no less favorable to us than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of the date of this prospectus by:

     * each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

     * each of our directors;

     * the named executive officers; and

     * all executive officers and directors as a group.

     The following table does not include the 1,000,000 shares of our Series B Convertible Preferred Stock outstanding and the 1,750,000 shares of our Series C Convertible Preferred Stock outstanding. Richard M. Lee, our Chairman and Chief Executive Officer, owns all the 1,000,000 shares of our Series B Convertible Preferred Stock outstanding and 1,050,000 shares of the 1,750,000 shares of our Series C Convertible Preferred Stock outstanding. Hiram J. Woo, our President and Corporate Secretary as well as a Director, owns 700,000 shares of C Convertible Preferred Stock. No other shares of the Company's Preferred Stock are outstanding. The table also assumes the exercise of options to purchase 283,500 shares and the exercise by Mr. Woo of options to purchase 216,500 shares.

     Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                SHARES BENEFICIALLY OWNED
                                                  -----------------------------------------------------
               NAME AND ADDRESS                                  PERCENTAGE PRIOR      PERCENTAGE AFTER
              OF BENEFICIAL OWNER                  NUMBER        TO OFFERING             OFFERING
-----------------------------------------------   ---------      ----------------      ----------------

Richard M. Lee.................................     540,420            16.2%                   10.7%
c/o Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, CA 92131

Hiram J. Woo...................................     374,042            10.5%                    7.4%
c/o Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, CA 92131

Tom Edler......................................          --               --                      --
c/o Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, CA 92131

Mark W. Goudge.................................          --               --                      --
c/o Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, CA 92131

Tod Lindner....................................          --               --                      --
c/o Steakhouse Partners, Inc.
10200 Willow Creek Road
San Diego, CA 92131

RS Investment Management Co. LLC...............     359,200            10.8%                    7.1%
388 Market Street, Suite 200
San Francisco, California 94111

All directors and executive officers as a......     914,462            23.9%                   18.2%
  group (6 persons)

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock").

     The following summaries of certain terms of the Company's Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's certificate of incorporation, the Certificates of Designations, Rights and Preferences for each series of Preferred Stock, and the provisions of applicable law.

COMMON STOCK

     As of the date of this Prospectus, there are 3,332,022 shares of Common Stock issued and outstanding held by approximately 67 holders of record. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company has issued 1,000,000 shares of Series B Preferred Stock ("Series B Preferred") to Richard M. Lee. The Series B Preferred is not redeemable and carries rights to vote with the Common Stock as one class on a one-vote-per-share basis. The Series B Preferred is convertible into Common Stock, at the option of the holder, upon the earlier of: (i) March 2, 2006; or
(ii) the first fiscal year of the Company in which the Company's annual net profits equal or exceed $3.5 million. Upon conversion of the Series B Preferred, the holder will be required to pay to the Company, in cash, a conversion price (the "Conversion Price") per share equal to $7.50.

     The Series B Preferred carries no dividends prior to March 2, 2000 but thereafter, if the above conversion test is satisfied, the Series B Preferred will participate in any dividends declared on the Common Stock, on an "as-converted" basis. The Series B Preferred carries a liquidation value of $0.001 per share prior to March 2, 2000. Thereafter, if the above conversion test satisfied, the Series B Preferred will upon liquidation participate pari passu with the Common Stock, on an "as-converted" basis.

     If and to the extent that the shares of Common Stock issuable upon conversion of the Series B Preferred are not includable in a registration statement on Form S-8, at the request of the holders thereof, delivered to the Company within three years of any such conversion of the Series B Preferred shares, the Company will prepare and file, at its own expense, one registration statement on Form S-3 (to the extent available) to enable such holders to resell shares of Common Stock acquired upon conversion of the Series B Preferred. The Board of Directors may change or otherwise adjust the terms of the above-described Series B Preferred Stock in its sole discretion.

     The Board of Directors of the Company, without further action by the stockholders, has authority to issue all or any portion of the additional 2,250,000 shares of authorized but unissued Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of the Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

     The Company has issued 1,050,000 shares of Series C Preferred Stock ("Series C Preferred") to Richard M. Lee and 700,000 shares of Series C Preferred to Hiram J. Woo.

     The holders of shares of the Series C Preferred have the right to vote on all matters with the holders of the Common Stock, voting together as a single class, on a one vote per share basis. The shares of the Series C Preferred shall be convertible into shares of Common Stock, at the option of the holder, at any time upon the earlier to occur of (i) March 2, 2006 or (ii) the date it is determined that the Company's net profits for any fiscal year have equaled or exceeded $4.2 million (the "Conversion Test"). Upon conversion of the Series C Preferred, the holder will be required to pay to the Company a conversion price per share equal to $8.53.

     The shares of Series C Preferred may not be redeemed by the Company absent the unanimous consent of the holders thereof. The holders of outstanding Series C Preferred shall not be entitled to receive dividends prior to March 2, 2006. Thereafter, in the event the Conversion Test is satisfied, the Series C Preferred will participate in any dividends declared on the Common Stock, on an "as converted" basis.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company prior to March 2, 2006, or at any time thereafter if the Conversion Test is not satisfied, the holders of Series C Preferred shall be entitled to $0.001 per share. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company after the satisfaction of the Conversion Test, the holders of Series C Preferred shall be entitled to share with the holders of Common Stock pari passu in the assets of the Company, on an "as converted" basis.

     If and to the extent that the shares of Common Stock issuable upon conversion of the Series C Preferred are not includable in a registration statement on Form S-8, at the request of the holders thereof, delivered to the Company within three years of any such conversion of the Series C Preferred shares, the Company will prepare and file, at its own expense one registration statement on Form S-3 (to the extent available) to enable such holders to resell shares of Common Stock acquired upon conversion of the Series C Preferred. The Board of Directors may change or otherwise adjust the terms of the above-described Series C Preferred in its sole discretion.

SECURED CONVERTIBLE NOTES

     We raised $650,000 on September 28, 1998 and $1,350,000 on December 21, 1998 through the issuance to one investor of two sets of secured notes which are convertible into our common stock.

     The first note, in the principal amount of $650,000, is due and payable on September 28, 2003. The unpaid principal balance of the first note currently bears interest at the rate of 16.625% per annum The interest rate increases by 2.25% every 360 days from its original issuance date but may not exceed 25% per annum.

     The first note is convertible into our common stock at the lesser of (i) $4.6475; or (ii) the average of the four low trades in the primary market for trading in the common stock over the 22 trading days immediately preceding the conversion date, reduced by the exchange discount in effect during that particular calendar month. The exchange discount for the first note is as follows:

 DAYS FROM SEPTEMBER 28,
          1998               DISCOUNT
-------------------------    ---------
     91-180                    15.0%
     181-270                   20.0%
     271-maturity              25.0%

     The aggregate number of shares issuable upon exchange of the first note cannot be determined because the exchange price is determined by future market price. However, the minimum number of shares that will be issuable upon such exchange is 139,860.

     The second note, in the principal amount of $1,350,000, is due and payable on September 20, 2003. The unpaid principal balance of the second note bears interest at the rate of 14.25% per annum. The interest rate increases by 2.25% every 360 days from its original issuance date but also may not exceed 25% per annum.

     The second note is convertible into our common stock at the lesser of (i) $5.50; or (ii) the average of the four low trades in the primary market for trading in the common stock over the 22 trading days immediately preceding the conversion date, reduced by the exchange discount in effect during that particular calendar month. The exchange discount for the second note is as follows:

 DAYS FROM DECEMBER 21,
          1998               DISCOUNT
-------------------------    ---------
     91-180                    15.0%
     181-270                   20.0%
     271-maturity              25.0%

     The aggregate number of shares issuable upon exchange of the second note cannot be determined because the exchange price is determined by future market price. However, the minimum number of shares that will be issuable upon such exchange is 245,455.

WARRANTS

     In connection with our initial public offering in February 1998, we issued 115,000 warrants to the representative of the underwriters. The warrants are exercisable until February 2002 into our common stock at $7.00 per share. These warrants and the underlying shares of common stock were registered in our initial public offering. In connection with this offering, we will issue 170,000 warrants to the representative of the underwriters exercisable for a period of four years
commencing one year after the date hereof into our common stock at $   per
share. These warrants and the underlying shares of common stock are to be registered in this offering. In September 1998, we issued 267,521 warrants to Talisman Capital Opportunity Fund. All the warrants contain anti-dilution provisions providing for adjustment in the number of warrants and the exercise price thereof under certain circumstances. All the warrants also grant the holders thereof certain rights of registration of such warrants and the shares of common stock issuable upon exercise of such warrants.

CERTAIN ANTI-TAKEOVER EFFECTS OF LAW AND CERTIFICATE OF INCORPORATION

     We are subject to the business combination provisions of Section 203 of Delaware corporation law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder (in general, a stockholder owning 15% of a corporation's outstanding voting securities) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     * the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;

     * upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     * on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of such outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     Corporate Stock Transfer, Inc., Denver, Colorado, has been appointed as transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, our common stock has traded on The Nasdaq SmallCap Market, and no prediction can be made as to the effect, if any, that future market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could cause the market price of the common stock to decline and could impair our future ability to raise capital through the sale of our equity securities.

SHARES OUTSTANDING AND FREELY TRADEABLE IMMEDIATELY FOLLOWING THIS OFFERING

     After this offering, we will have an aggregate of 5,032,022 shares of common stock outstanding, assuming no conversion of all outstanding shares of Series B and Series C preferred stock into common stock following the closing of this offering, no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding options or warrants. Of the 5,032,022 shares outstanding immediately after the offering, 4,591,560 shares, including the 1,700,000 shares sold in this offering, will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, in this offering or in the public market may only be sold in compliance with the volume and manner of sale limitations of Rule 144 described below.

SHARES SUBJECT TO RULE 144

     The remaining 440,462 shares of common stock held by existing stockholders will be deemed restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act. These rules are summarized below.

     Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares will be eligible for sale in the public market as follows:

NUMBER OF SHARES                                        DATE
----------------    ----------------------------------------------------------------------------
    26,000          As of the date of this prospectus all of these shares will be subject to the volume and manner of sale limitations of Rule 144; and
    414,462         180 days after the date of this prospectus all of these shares will be subject to the volume and manner of sale limitations of Rule 144.

     In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     * one percent of the then outstanding shares of common stock, which will equal approximately 503,202 shares immediately after this offering; or

     * the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed with the SEC, subject to restrictions.

     In addition, a person who is not deemed to have been an affiliate of Steakhouse Partners at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares are acquired from an affiliate of Steakhouse Partners, the acquiring person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     As of December 20, 1999, options to purchase a total of 1,615,000 shares of common stock are outstanding, of which options to purchase 200,000 shares are currently exercisable. The outstanding options have a weighted average exercise price of $5.25 per share. Subject to applicable vesting requirements and the lock-up agreements described below, the holders of options to purchase 400,000 of these shares may rely on the registration statement on Form S-8 filed with respect to the Company's 1997 Stock Option Plan. Accordingly, these shares will be eligible for resale in the public market from time to time, subject to vesting restrictions and in the case of some of the options the expiration of the lock-up agreements referred to below.

     Upon the closing of the offering, 552,521 shares will be issuable upon the exercise of outstanding warrants.

RESALE OF SHARES UNDERLYING SECURED CONVERTIBLE NOTES

     The actual number of shares issuable upon conversion of the secured convertible notes described under "Description of Capital Stock - Secured Convertible Notes" cannot be predicted at this time, insofar as it will be based, among other things, on the future market price of the common stock. It is a condition of this offering that the investor who purchased these notes sign a lock-up agreement agreeing not to sell any of the shares of common stock issuable under the notes for 180 days after the date of this offering.

LOCK-UP AGREEMENTS

     The holders of 705,197 shares of our common stock and 335,000 shares covered by outstanding and currently exercisable options have agreed that they will not, without the prior written consent of the underwriters, sell, transfer, pledge, hypothecate, otherwise dispose of or agree to do any of the foregoing with respect to any of our securities for a period commencing on and continuing to a date 180 days after the date
of this offering. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. The underwriters will consider requests for release of shares from these lock-up agreements on a case by case basis, based upon current market price and trading activity of the common stock, general market conditions and individual circumstances.

                                  UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, the underwriters named below, acting through Joseph Charles & Assoc., Inc., as representative, have severally agreed to purchase from us, and we have agreed to sell, an aggregate of 1,700,000 shares of common stock. The underwriters' obligations to pay for and accept delivery of the shares of common stock are subject to certain conditions set forth in the underwriting agreement, including, but not limited to, satisfactory completion of due diligence, delivery of a comfort letter from our auditors, receipt of an opinion of our counsel and other closing conditions. The underwriters are committed to purchase all of the shares of common stock if any securities are purchased. Under certain circumstances, the commitments of non- defaulting underwriters may be increased.

UNDERWRITERS
Joseph Charles & Assoc., Inc..................................................
                                                                                   -----------
OTHER UNDERWRITERS
          Total...............................................................       1,700,000
                                                                                   -----------

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, who are members of the NASD, at such price less an underwriting discount of 10% of the public offering price, or $
          per share. The underwriters may allow a concession of $ per share to dealers that are members of the NASD. Joseph Charles &
Assoc., Inc. may permit dealers to reallow to other dealers securities and receive a reallowance of $
            per share. Until completion of this offering, the public offering price, the underwriting discount, concession and reallowances will not be changed.

     We have agreed to pay Joseph Charles & Assoc., Inc. a non-accountable expense allowance of % of the aggregate offering price of the securities sold in this offering (including any shares purchased pursuant to the over-allotment option), of which $25,000 has been paid by us to Joseph Charles & Assoc., Inc. to cover a portion of the due diligence expenses and underwriting costs related to this offering.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, in connection with this offering.

     We have granted to the underwriters an option, exercisable until
                   , 2000, to purchase up to 255,000 additional shares of the common stock owned by them at the public offering price, less underwriting discounts and a pro rata portion of the non-accountable expense allowance. The underwriters may exercise this option solely to cover over-allotments, if any, made in the sale of the securities offered hereby. Generally, to the extent that these options are exercised, each underwriter will become obligated to purchase approximately the same percentage of such additional securities as the percentage of securities it was originally obligated to purchase as set forth above.

     We have agreed to sell to Joseph Charles & Assoc., Inc. or its designees, for nominal consideration, the underwriter's common stock purchase warrants to purchase an aggregate of 170,000 shares of common stock at a price of $
             per share. The shares of common stock subject to the underwriter's warrants will be identical to the shares of common stock offered to the public hereby in all respects. All of the underwriter's warrants will be exercisable for a four-year period commencing one year after the date of the consummation of this offering. The underwriter's warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of securities that may be purchased upon the occurrence of specified certain specified events. The underwriter's warrants will also grant the holders thereof certain rights of registration of such warrants and the shares of common stock issuable upon exercise of such warrants.

     Upon the closing of this offering, we will enter into a financial consulting agreement with Joseph Charles & Assoc., Inc. pursuant to which Joseph Charles & Assoc., Inc. shall receive a consulting fee in an amount equal to $3,000 per month for consulting services which shall be rendered by Joseph Charles & Assoc., Inc. for a period of two years from the date of this prospectus. Such consulting services shall include, but shall not be limited to, advising us in connection with possible acquisition opportunities, advising us regarding shareholder relations including the preparation of the annual report and other releases, assisting in long-term financial planning, advising us in connection with corporate reorganizations, expansion and capital structure, and other financial assistance. Such consulting fee, less amounts previously paid, shall be paid in full in advance at the closing of this offering.

     Until the distribution of securities in this offering is completed, the rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purchases for the purpose of maintaining the price of the securities. If the underwriters create a short position in the securities in connection with this offering, i.e., if they sell more shares of common stock or warrants than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing common stock in the open market. Joseph Charles & Assoc., Inc. may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In addition, Joseph Charles & Assoc., Inc. may impose a penalty bid on certain underwriters and selling group members. This means that if Joseph Charles & Assoc., Inc. purchases shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the underwriters and selling group members that sold those securities as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of that security. Neither Joseph Charles & Assoc., Inc. nor any of the underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither Joseph Charles & Assoc., Inc. nor any of the underwriters makes any representations that Joseph Charles & Assoc., Inc. or any such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The underwriters have informed us that sales to any account over which the underwriters exercise discretionary authority will not exceed 1% of this offering.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Lehman & Eilen LLP, Uniondale, New York. Legal matters will be passed upon for the underwriters by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California. As of the date of this prospectus, an attorney with Lehman & Eilen LLP who has participated in the preparation of this offering beneficially owned, directly or indirectly, 4,496 shares of our common stock.

                                    EXPERTS

     The financial statements of Steakhouse Partners as of December 29, 1998 and December 30, 1997 and for each of the 36 week periods ended September 7, 1999 and September 8, 1998 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Singer, Lewak, Greenbaum & Goldstein LLP, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                           Steakhouse Partners, Inc.
                            10200 Willow Creek Road
                              San Diego, CA 92131
                        Telephone number: (858) 689-2333
                        Facsimile number: (858) 689-0231

     We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:www.sec.gov.

     This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registrations statement. You may find the registration statement on the SEC's website at http:www.sec.gov.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED
                    DECEMBER 29, 1998 AND DECEMBER 30, 1997
                     AND THE THIRTY-SIX WEEK PERIODS ENDED
              SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 (UNAUDITED)

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
                                    CONTENTS

                                                                                   PAGE
                                                                                -----------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...........................       F-2

FINANCIAL STATEMENTS

     Consolidated Balance Sheet..............................................    F-3 - F-4

     Consolidated Statements of Operations...................................       F-5

     Consolidated Statements of Stockholders' Equity.........................       F-6

     Consolidated Statements of Cash Flows...................................    F-7 - F-8

     Notes to Consolidated Financial Statements..............................   F-9 - F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Steakhouse Partners, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheet of Steakhouse Partners, Inc. and subsidiaries (a Delaware corporation) as of December 29, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Steakhouse Partners, Inc. and subsidiaries as of December 29, 1998, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 29, 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended December 29, 1998, the Company maintained a current ratio of 0.23-to-1, which arose from a working capital deficit of $39,122,838. In addition, the Company is in default with secured financing as of December 29, 1998. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's transition, ultimately, to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 31, 1999

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
              SEPTEMBER 7, 1999 (UNAUDITED) AND DECEMBER 29, 1998

                                             ASSETS
                                                                 SEPTEMBER 7,        DECEMBER 29,
                                                                     1999                1998
                                                                  -----------        ------------
CURRENT ASSETS
     Cash and cash equivalents................................    $ 1,951,560        $    755,141
     Accounts receivables, net of allowance for doubtful
       accounts of $63,297and $34,801.........................      3,790,769           4,897,815
     Inventories..............................................      5,095,564           5,555,289
     Prepaid expenses and other current assets................      1,964,951           1,011,056
                                                                  -----------        ------------
          Total current assets................................     12,802,844          12,219,301
PROPERTY AND EQUIPMENT, net...................................     48,572,164          52,100,123
OTHER ASSETS
     Intangible assets, net...................................        451,928             483,920
     Other....................................................      1,083,134             612,204
     Note receivable..........................................        500,000             500,000
     Cash -- restricted under collateral agreements...........      1,591,785           1,531,429
                                                                  -----------        ------------
          TOTAL ASSETS........................................    $65,001,855        $ 67,446,977
                                                                  -----------        ------------
                                                                  -----------        ------------

   The accompanying notes are an integral part of these financial statements.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET (CONTINUED)
              SEPTEMBER 7, 1999 (UNAUDITED) AND DECEMBER 29, 1998

                              LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                 SEPTEMBER 7,        DECEMBER 29,
                                                                     1999                1998
                                                                  -----------        ------------
CURRENT LIABILITIES
     Current portion of long-term debt........................    $20,448,514        $ 23,280,008
     Current portion of capital lease obligations.............        648,891           1,140,676
     Line of Credit...........................................      2,533,102                  --
     Accounts payable.........................................      8,752,499           8,868,092
     Accrued liabilities......................................      2,369,382           2,807,048
     Unearned revenue.........................................      4,497,357           6,039,984
     Reserve for self insurance claims........................      2,398,969           2,507,991
     Reserve for settlement...................................             --           1,313,000
     Sales and property taxes payable.........................      1,475,056           1,557,566
     Accrued payroll costs....................................      3,174,625           3,827,774
                                                                  -----------        ------------
          Total current liabilities...........................     46,298,395          51,342,139
LONG-TERM DEBT, net of current portion........................      6,166,405           4,010,705
CAPITAL LEASE OBLIGATIONS, net of current portion.............      7,908,447           8,288,125
DEFERRED TAXES................................................             --             207,583
DEFERRED RENT.................................................      2,983,817           2,046,720
                                                                  -----------        ------------
          Total liabilities...................................     63,357,064          65,895,272
                                                                  -----------        ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
     Preferred stock, Series B, Convertible, $0.001 par value
       1,000,000 shares authorized
       1,000,000 shares issued and outstanding................          1,000               1,000
     Preferred stock, Series C, Convertible, $0.001 par value
       1,750,000 shares authorized
       1,750,000 shares issued and outstanding................          1,750                  --
     Common stock, $0.01 par value
       10,000,000 shares authorized
       3,332,022 and 2,428,325 shares issued and
       outstanding............................................         33,320              24,283
     Additional paid-in capital...............................     11,285,061           6,508,669
     Accumulated deficit......................................     (9,676,340)         (4,982,247)
                                                                  -----------        ------------
          Total stockholders' equity..........................      1,644,761           1,551,705
                                                                  -----------        ------------
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....    $65,001,855        $ 67,446,977
                                                                  -----------        ------------
                                                                  -----------        ------------

   The accompanying notes are an integral part of these financial statements.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997

                                         THIRTY-SIX WEEKS ENDED                    YEARS ENDED
                                      -----------------------------       -----------------------------
                                      SEPTEMBER 7,     SEPTEMBER 8,       DECEMBER 29,     DECEMBER 30,
                                          1999             1998               1998             1997
                                      ------------     ------------       ------------     ------------
REVENUES...........................   $115,700,080     $    841,476       $ 6,519,421      $  1,867,671
                                      ------------     ------------       ------------     ------------
COST OF SALES
  Food and beverage................     54,505,200          269,653         2,569,457           627,165
  Payroll and payroll related
  costs............................     32,480,974          348,040         2,001,542           757,232
  Direct operating costs...........     20,967,266          366,328         1,441,367           400,217
  Depreciation and amortization....      3,420,358          109,741           148,156           221,737
                                      ------------     ------------       ------------     ------------
          Total cost of sales......    111,373,798        1,093,762         6,160,522         2,006,351
                                      ------------     ------------       ------------     ------------
GROSS PROFIT (LOSS)................      4,326,282         (252,286)          358,899          (138,680)
                                      ------------     ------------       ------------     ------------
COSTS AND EXPENSES
  General and administrative
  expenses.........................      5,810,469          694,990         2,219,992           350,945
  Pre-opening start-up costs.......             --               --                --            65,155
                                      ------------     ------------       ------------     ------------
          Total costs and
          expenses.................      5,810,469          694,990         2,219,992           416,100
                                      ------------     ------------       ------------     ------------
LOSS BEFORE OTHER INCOME
(EXPENSE)..........................     (1,484,187)        (947,276)       (1,861,093)         (554,780)
                                      ------------     ------------       ------------     ------------
OTHER INCOME (EXPENSE)
  Interest income..................             --               --            68,495                --
  Interest and financing costs.....     (3,080,820)        (275,140)         (884,961)         (523,187)
                                      ------------     ------------       ------------     ------------
          Total other income
          (expense)................     (3,080,820)        (275,140)         (816,466)         (523,187)
                                      ------------     ------------       ------------     ------------
LOSS BEFORE PROVISION FOR INCOME
TAXES..............................     (4,565,007)      (1,222,416)       (2,677,559)       (1,077,967)
PROVISION FOR INCOME TAXES.........        129,086               --             6,044                --
                                      ------------     ------------       ------------     ------------
LOSS BEFORE EXTRAORDINARY ITEM.....     (4,694,093)      (1,222,416)       (2,683,603)       (1,077,967)
EXTRAORDINARY LOSS ON DEBT
  EXTINGUISHMENT...................             --               --          (278,125)               --
                                      ------------     ------------       ------------     ------------
NET LOSS...........................   $ (4,694,093)    $ (1,222,416)      $(2,961,728)     $ (1,077,967)
                                      ------------     ------------       ------------     ------------
                                      ------------     ------------       ------------     ------------
BASIC AND DILUTED LOSS PER SHARE
  BEFORE EXTRAORDINARY ITEM........   $      (1.71)    $      (0.59)      $     (1.26)     $      (1.36)
                                      ------------     ------------       ------------     ------------
                                      ------------     ------------       ------------     ------------
EXTRAORDINARY LOSS PER SHARE.......   $         --     $         --       $     (0.13)     $         --
                                      ------------     ------------       ------------     ------------
                                      ------------     ------------       ------------     ------------
BASIC AND DILUTED LOSS PER SHARE
  AFTER EXTRAORDINARY ITEM.........   $      (1.71)    $      (0.59)      $     (1.39)     $      (1.36)
                                      ------------     ------------       ------------     ------------
                                      ------------     ------------       ------------     ------------
WEIGHTED-AVERAGE SHARES
OUTSTANDING........................      2,748,673        2,072,305         2,135,241           790,296
                                      ------------     ------------       ------------     ------------
                                      ------------     ------------       ------------     ------------

   The accompanying notes are an integral part of these financial statements.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    PREFERRED STOCK
                                       SERIES B,
                                      CONVERTIBLE           COMMON STOCK       ADDITIONAL
                                   ------------------    -------------------     PAID-IN     ACCUMULATED
                                    SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL       DEFICIT        TOTAL
                                   ---------   ------    ---------   -------   -----------   -----------   -----------
Balance, December 31, 1996.......  1,000,000   $1,000      713,849   $7,138    $   169,225   $ (942,552)   $  (765,189)
Issuance of common stock in
  connection with $150,000 bridge
  loans..........................                           30,000      300        149,700                     150,000
Issuance of common stock for
  services rendered..............                           24,950      249        124,481                     124,730
Issuance of common stock in
  connection with private
  placement......................                           56,201      563         23,157                      23,720
Capital contribution.............                                                  130,000                     130,000
Net loss.........................                                                            (1,077,967)    (1,077,967)
                                   ---------   ------    ---------   -------   -----------   -----------   -----------
Balance, December 30, 1997.......  1,000,000   1,000       825,000    8,250        596,563   (2,020,519)    (1,414,706)
Issuance of common stock in
  connection with initial public
  offering.......................                        1,250,000   12,500      6,487,500                   6,500,000
Issuance costs...................                                               (2,532,603)                 (2,532,603)
Conversion of promissory notes...                          333,325    3,333      1,201,167                   1,204,500
Issuance of stock in lieu of
  interest.......................                           20,000      200         99,800                     100,000
Interest from fixed conversion
  features.......................                                                  378,117                     378,117
Extraordinary loss on debt
  extinguishment.................                                                  278,125                     278,125
Net loss.........................                                                            (2,961,728)    (2,961,728)
                                   ---------   ------    ---------   -------   -----------   -----------   -----------
  Balance, December 29, 1998.....  1,000,000   $1,000    2,428,325   $24,283   $ 6,508,669   $(4,982,247)  $ 1,551,705
Issuance of common stock
  In private placements..........                          705,197    7,052      4,318,948                   4,326,000
Issuance costs...................                                                 (306,821)                   (306,821)
Issuance of stock for services
  rendered.......................                          181,000    1,810        676,940                     678,750
Issuance of stock in lieu of
  interest.......................                           17,500    1,750         87,325                      87,500
Issuance of Series C preferred
  stock..........................                                                                                1,750
Net loss.........................                                                            (4,694,093)    (4,694,093)
                                   ---------   ------    ---------   -------   -----------   -----------   -----------
  Balance, September 7, 1999.....  1,000,000   $1,000    3,332,022   $33,320   $11,285,061   $(9,676,340)  $ 1,644,791
                                   ---------   ------    ---------   -------   -----------   -----------   -----------
                                   ---------   ------    ---------   -------   -----------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997

                                          THIRTY-SIX WEEKS ENDED                    YEARS ENDED
                                       -----------------------------       -----------------------------
                                       SEPTEMBER 7,     SEPTEMBER 8,       DECEMBER 29,     DECEMBER 30,
                                           1999             1998               1998             1997
                                       ------------     ------------       ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..........................   $ (4,694,093)    $ (1,222,416)      $(2,961,728)     $ (1,077,967)
  Adjustments to reconcile net loss
  to net cash used in operating
  activities
     Depreciation and
     amortization...................      3,420,358          109,741           148,156           221,737
     Interest paid with common
     stock..........................             --          100,000           100,000                --
     Interest charges on convertible
     debt...........................             --               --           378,117                --
     Non-cash bonuses paid to
     officers.......................             --               --           406,256                --
     Loss on debt extinguishment....             --               --           278,125                --
     Amortization of discount on
       private placement proceeds...             --               --                --           117,748
     Issuance of common stock in
       exchange for services
       rendered.....................        680,500               --                --           124,730
  (Increase) decrease in
     Accounts receivable............      1,107,046            7,366        (1,126,342)         (112,170)
     Advances to officers...........             --         (281,308)         (226,517)         (144,349)
     Inventories....................        459,725          (14,364)          235,998             4,880
     Prepaid expenses and other
       current assets...............     (1,411,528)        (158,229)           (8,864)           (4,027)
     Other assets...................             --               --          (404,904)           14,321
     Intangibles, net...............             --               --           183,438           (15,000)
  Increase (decrease) in
     Accounts payable...............       (115,593)          30,809        (1,985,311)             (643)
     Accrued liabilities............       (557,730)        (305,981)          269,740           238,170
     Unearned revenue...............     (1,542,627)              --           476,165                --
     Reserve for self insurance
     claims.........................       (109,022)              --            21,273                --
     Sales and property taxes
     payable........................        (82,510)              --           134,659                --
     Accrued payroll costs..........       (653,149)         (85,544)         (492,168)           44,690
     Deferred rent..................        937,079               --              (923)               --
                                       ------------     ------------       ------------     ------------
          Net cash used in operating
            activities..............     (2,561,546)      (1,819,926)       (4,574,830)         (587,880)
                                       ------------     ------------       ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and
  equipment.........................       (715,774)        (100,146)         (355,846)          (29,129)
  Increase in other current
  assets............................       (228,476)          10,431                --           (72,861)
  Acquisition of Paragon Steakhouse
     Restaurants, Inc. and
     subsidiaries and Pacific Basin
     Foods, Inc., net of cash
     acquired.......................             --       (1,883,713)       (2,054,596)               --
  Execution of note receivable......             --               --          (500,000)               --
                                       ------------     ------------       ------------     ------------
          Net cash used in investing
            activities..............       (944,250)      (1,994,290)       (2,910,442)         (101,990)
                                       ------------     ------------       ------------     ------------

   The accompanying notes are an integral part of these financial statements.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997

                                              THIRTY-SIX WEEKS ENDED                 YEARS ENDED
                                           ----------------------------      ----------------------------
                                           SEPTEMBER 7,    SEPTEMBER 8,      DECEMBER 29,    DECEMBER 30,
                                               1999            1998              1998            1997
                                           ------------    ------------      ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of debt.........  $  2,386,732    $  1,300,000      $ 5,096,367     $    701,282
  Principal payments on debt.............    (1,400,888)     (1,069,756)      (1,184,924)              --
  Proceeds from issuance of common
  stock..................................     4,326,000       6,500,000        6,500,000           23,720
  Cash paid for offering costs...........      (609,629)     (2,235,756)      (2,235,756)        (296,845)
  Increase in common stock in connection
     with bridge loan....................            --              --               --          150,000
  Capital contribution from officers.....            --              --               --          130,000
                                           ------------    ------------      ------------    ------------
          Net cash provided by financing
            activities...................     4,702,215       4,494,484        8,175,687          708,157
                                           ------------    ------------      ------------    ------------
          Net increase in cash and cash
            equivalents..................     1,196,419         680,268          690,415           18,287
CASH AND CASH EQUIVALENTS, BEGINNING OF
YEAR.....................................       755,141          64,726           64,726           46,439
                                           ------------    ------------      ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR...  $  1,951,560    $    744,994      $   755,141     $     64,726
                                           ------------    ------------      ------------    ------------
                                           ------------    ------------      ------------    ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  INTEREST PAID..........................  $  2,607,645    $    220,112      $   501,666     $     13,523
                                           ------------    ------------      ------------    ------------
                                           ------------    ------------      ------------    ------------
  INCOME TAXES PAID......................  $         --    $         --      $     6,044     $         --
                                           ------------    ------------      ------------    ------------
                                           ------------    ------------      ------------    ------------

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 29, 1998, debt holders of the Company converted $1,112,500 of promissory notes to 278,125 shares of the Company's common stock.

During the year ended December 29, 1998, the Company relieved advances to officers in the form of bonuses aggregating $406,256.

During the year ended December 29, 1998, the Company issued a note payable in the amount of $600,000 as part of consideration for the purchase of Paragon Steakhouse Restaurants, Inc. and subsidiaries.

During the year ended December 29, 1998, the Company issued 20,000 shares of common stock in payment of interest valued at $100,000.

During the year ended December 29, 1998, debt holders converted convertible promissory notes in the amount of $92,000 to 55,200 shares of the Company's common stock.

During the year ended December 29, 1998, the Company executed three promissory notes aggregating $393,285 for the purchase of restaurants and their related assets.

   The accompanying notes are an integral part of these financial statements.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 1 -- GOING CONCERN MATTERS
BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 29, 1998, the Company (as defined in Note 2) maintained a current ratio of 0.23-to-1, which arose from a working capital deficit of $39,122,838. In addition, the Company's cash flow requirements have been met by the generation of capital through debt and equity securities. No assurance can be given that this source of financing will continue to be available to the Company and demand for the Company's equity instruments will be sufficient to meet its capital needs. If the Company is unable to generate profits and unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.

     The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to attain profitability.

     Management has evaluated its current operations, and it has focused the Company's efforts and developed plans to generate operating income to continue the Company's operations through the year ended December 1999. Management's plans include the following:

     1. Restructuring its long-term debt position.

     2. Improving the Company's financial performance through cost-reduction and restructuring of administrative overhead.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
COMPANY BACKGROUND AND OPERATIONS

     Steakhouse Partners, Inc. (formerly Galveston's Steakhouse Corp.), a Delaware corporation was incorporated on June 3, 1996 under the name "Texas Loosey's Steakhouse & Saloon, Inc." On December 19, 1996, the Board of Directors adopted a resolution to change its name to "Steakhouse Partners, Inc." Up until December 18, 1998, Steakhouse Partners, Inc. owned two steakhouse restaurants and operated two others in Southern California which together formerly comprised all of the restaurants known as "Texas Loosey's Chili Parlor & Saloon" ("Texas Loosey's").

     Steakhouse Partners, Inc. first acquired two Texas Loosey's restaurants on August 19, 1996 pursuant to an Asset Purchase Agreement, dated April 10, 1996, which was subsequently amended on November 1, 1998, and is to close escrow on the remaining two Texas Loosey's restaurants on May 1, 2000. Steakhouse Partners, Inc. has converted one of the restaurants into a Galveston's Steakhouse Restaurant reminiscent of the late 1950's and early 1960's with popular rock 'n' roll music from that period, which offers high quality, reasonably priced, mesquite-grilled steak, fresh fish, hamburgers, chicken, and other specialty items to a diverse clientele.

     On December 21, 1998, Steakhouse Partners, Inc. acquired Paragon Steakhouse Restaurants, Inc. and subsidiaries (Paragon of Michigan, Inc., Paragon of Nevada, Inc., and Paragon of Wisconsin, Inc.)

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(collectively, "PSR") through its acquisition of all of the outstanding capital stock of PSR. PSR owns and operates restaurants located primarily throughout California, Arizona, and the Great Lakes Region. PSR also owns Pacific Basin Foods, Inc. ("PBF"), a company engaged in purchasing and selling food and other restaurant supplies to PSR and nonaffiliated companies.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Steakhouse Partners, Inc. and subsidiaries, PSR, and PBF (collectively, the "Company"). Significant intercompany amounts and transactions have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION

     The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the COMPANY'S financial position, the results of their operations, and cash flows for the periods presented. The results of operations for the thirty-six weeks ended September 7, 1999 and September 8, 1998 are not necessarily indicative of the results for the entire fiscal year ending December 29, 1999.

FISCAL YEAR-END

     The Company reports its operations on a 52-53 week fiscal year ending on the Tuesday closest to December 31. The current fiscal year ended on December 29, 1998.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and in banks and credit card receivables. Credit card receivables are considered cash equivalents because of their short collection period. The carrying amount of credit card receivables approximates their fair value.

     The Company maintains its cash deposits at numerous banks located throughout the United States. Deposits at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. As of September 7, 1999 and December 29, 1998, uninsured portions of the balances at those banks aggregated to $3,543,345 and $3,791,338, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash and cash equivalents.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
UNEARNED REVENUE

     The Company sells gift certificates and recognizes a liability, included in unearned revenue, for gift certificates outstanding until the gift certificate is redeemed or deemed to have expired.

ADVERTISING AND PROMOTIONAL COSTS

     Advertising and promotional costs are charged to expense as incurred. Advertising and promotional costs for the years ended December 29, 1998 and December 30, 1997 were $63,129 and $42,638, respectively, and for the thirty-six week periods ended September 7, 1999 and September 8, 1998 were $1,368,698 and $39,654, respectively. Other Direct Operating Costs Other direct operating costs consist of those direct costs associated with operating the restaurant locations, exclusive of depreciation and amortization expense, and with costs associated with operating PBF's warehouse operations.

INVENTORIES

     Inventories, consisting principally of food, beverages, and restaurant supplies, are valued at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

     Property and equipment, including leasehold improvements, are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally five years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the improvements or the remaining lease term.

     Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

INTANGIBLES

     Intangibles consist of covenants not to compete, franchise contracts, and goodwill. The covenants not to compete and franchise contracts are being amortized over five years (the length of the contract), and goodwill is being amortized over a fifteen-year period. The Company continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related restaurants' undiscounted cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

DEFERRED RENT

     The leases on various facilities include certain rent relief and scheduled increasing monthly payments thereafter. In accordance with generally accepted accounting principles, the Company has accounted for the lease to provide for even charges to operations over the life of the lease.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SEGMENT REPORTING

     The Company accounts for segments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's reportable segments are strategic business units that offer different products and services (see Note
14).

STOCK-BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

COMPREHENSIVE INCOME

For the year ended December 29, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financials statements since the Company did not have any of the items of comprehensive income in any period presented.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not expect adoption of SFAS No. 133 to have a material effect, if any, on its financial position or results of operations.

     SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," is effective for financial statements with the first fiscal quarter beginning after December 15, 1998. The Company does not expect adoption of SFAS No. 134 to have a material effect, if any, on its financial position or results of operations.

     SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," is effective for financial statements with fiscal years beginning February 1999. This statement is not applicable to the Company.

     In June 1999 the FASB issued SFAS No. 136, "Transfers of Assets to a Not-for-Profit Organization or Charitable Trust That Raises or Holds Contributions for Others" and SFAS No. 137,

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
"Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133." These statements are not applicable to the Company.

RECLASSIFICATIONS

     Certain amounts in the 1997 financial statements have been reclassified to conform with the current year presentation.

INCOME TAXES

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. As such, basic and diluted loss per share are the same.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment at September 7, 1999 and December 29, 1998 consisted of the following:

                                                                 1999                1998
                                                              -----------         -----------
        Land..............................................    $11,832,771         $11,832,771
        Buildings and improvements........................     23,674,937          25,949,066
        Furniture, fixtures, and equipment................      6,083,284           5,590,789
        Leased property under capital leases..............      9,338,357           9,985,803
                                                              -----------         -----------
                                                               50,929,349          53,358,429
        Less accumulated depreciation and amortization....      4,537,094           3,527,632
                                                              -----------         -----------
                                                               46,392,255          49,830,797
        Small kitchenwares................................      2,179,909           2,269,326
                                                              -----------         -----------
             Total........................................    $48,572,164         $52,100,123
                                                              -----------         -----------
                                                              -----------         -----------

NOTE 4 -- INTANGIBLES

     Intangibles at September 7, 1999 and December 29, 1998 consisted of the following:

                                                                   1999               1998
                                                                 --------           --------
        Goodwill.............................................    $313,000           $313,000
        Covenants not to compete.............................      75,000             75,000
        Franchise contract...................................     145,000            145,000
        Other................................................      70,000             70,000
                                                                 --------           --------
                                                                  603,000            603,000
        Less accumulated amortization........................     151,072            119,080
                                                                 --------           --------
             Total...........................................    $451,928           $483,920
                                                                 --------           --------
                                                                 --------           --------

NOTE 5 -- NOTE RECEIVABLE

     In order to obtain a letter of credit required by one of the Company's lessors, the Company was required to place a $500,000 deposit with the issuer of the letter of credit. The Company in turn was able to secure its deposit with the issuer of the letter of credit with a non-negotiable promissory note that bears no interest.

NOTE 6 -- LONG-TERM DEBT

     As of September 7, 1999 and December 29, 1998, long-term debt consisted of the following:

                                                                  SEPTEMBER 7,      DECEMBER 29,
                                                                      1999              1998
                                                                  ------------      ------------
    Convertible debt (see Note 9)..............................      1,100,000      $  1,100,000
    Secured exchangeable notes (see Note 8)....................      2,000,000         2,000,000

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

    NOTE 6 -- LONG-TERM DEBT (CONTINUED)

                                                                  SEPTEMBER 7,      DECEMBER 29,
                                                                      1999              1998
                                                                  ------------      ------------
    10.39% mortgage loan collateralized by the majority of the
      Company's property and equipment, due in monthly
      installments of principal and interest through September
      2011 (see Note 7). The Company is currently in default on
      this obligation..........................................     20,043,379        20,431,383
    Prime (7.75% at December 29, 1998), plus 1.25% revolving
      credit line collateralized by substantially all of the
      tangible assets and accounts receivable of PBF (see Note
      7).......................................................      2,533,102         1,646,369
    Notes payable to 1997 private placement investors.
      Principal and accrued interest at 8%. Additionally, for
      each $25,000 note, these investors received 2,698 shares
      of the Company's common stock............................             --            15,000
    Note payable to the former owner in the amount of $870,000, bearing interest at 8% per annum. Monthly principal and
      interest payments of $10,912 are due from February 19,
      1998 through July 19, 2001, with the remaining principal
      balance due via a balloon payment on August 19, 2001.....        800,820           844,096
    Note payable in the amount of $600,000 bearing interest at
      6.9% per annum from the original note date (December 21,
      1998). The note has been executed and delivered pursuant
      to and in accordance with the terms and conditions of the
      business combination described in Note 13. The principal
      amount of the note shall be due in one installment on
      December 21, 1999. Interest on the principal balance of
      this note shall be due and payable quarterly.............        600,000           600,000
    Note payable, dated December 21, 1998, due in one year,
      bearing no interest. The note requires the Company to
      issue 50,000 shares of common stock upon maturity of the
      note. 80% of the proceeds on unearned shares (up to a
      maximum of 25,000 shares) are to be returned to the
      Company upon early payment of the note...................        250,000           250,000
    Note payable, dated December 21, 1998, due in one year,
      bearing no interest. The note requires the Company to
      issue 20,000 shares of common stock upon maturity of the
      note. 80% of the proceeds on unearned shares are to be
      returned to the Company upon early payment of the
      note.....................................................        100,000           100,000
    Note payable, dated March 1, 1997, bearing interest at
      11.25% per annum with an original principal of $125,373
      and maturing on May 1, 2000. The note requires monthly
      payments of $4,063 and is secured by the assets of two
      restaurants..............................................         25,243            53,943

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

    NOTE 6 -- LONG-TERM DEBT (CONTINUED)

                                                                  SEPTEMBER 7,      DECEMBER 29,
                                                                      1999              1998
                                                                  ------------      ------------
    Note payable, dated March 1, 1997, bearing interest at
      11.25% per annum with an original principal of $230,997
      and maturing on May 1, 2000. The note requires monthly
      payments of $3,895 and is secured by the assets of two
      restaurants..............................................        170,301           188,746
    Note payable, dated March 1999, bearing interest at 12.5%
      per annum with monthly interest payments of $15,625 and
      any unpaid principal and interest due March 2004.........      1,500,000                --
    Unsecured note payable, dated December 1, 1998, bearing no interest with an original principal of $131,249 and
      maturing on February 28, 2000............................         25,176            61,176
                                                                  ------------      ------------
                                                                    29,148,021        27,290,713
    Less current portion.......................................     22,981,616        23,280,008
                                                                  ------------      ------------
         Long-term portion.....................................   $  6,166,405      $  4,010,705
                                                                  ------------      ------------
                                                                  ------------      ------------

     The maturities of long-term debt for the years succeeding December 29, 1998, are as follows:

               YEAR ENDING
                DECEMBER
               ------------
                 1999..........................................    $23,280,008
                 2000..........................................        388,497
                 2001..........................................      1,230,944
                 2002..........................................        130,944
                 2003..........................................      2,130,944
                 Thereafter....................................        129,376
                                                                   -----------
                    Total......................................    $27,290,713
                                                                   -----------
                                                                   -----------

NOTE 7 -- LINE OF CREDIT AND SECURED FINANCING

     On December 21, 1998, PBF entered into a $6,000,000 revolving line of credit (the "Revolver") with a financing company. The Revolver bears interest at prime, plus 1.25%. Borrowings and required payments under the Revolver are based upon a formula utilizing accounts receivable and inventories. The revolver is collateralized by substantially all of PBF's tangible property and accounts receivable. The Parent ("GSC") has also pledged as additional collateral a $250,000 certificate of deposit. The Revolver was used to pay down accounts payable and advance funds to Parent and for working capital requirements. The terms of the Revolver include specific financial covenants, restrictions on loans to Parent and other affiliates, and maintenance of a specified level of tangible net worth. The Company was in compliance with these covenants at December 29, 1998.

     On August 30, 1996, PSR entered into a $22,624,000 secured mortgage financing (the "Mortgage") with a financing company. Paragon Steakhouse Restaurants, Inc. and one of its subsidiaries, Paragon of Michigan, Inc., are liable for the repayment of such financing. The Mortgage

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 7 -- LINE OF CREDIT AND SECURED FINANCING (CONTINUED) bears interest at 10.39% and is payable in 180 equal installments of principal and interest, with the final installment due in September 2011. In 1997, the Company prepaid $626,779 of the mortgage, reducing the original monthly payments of $248,545 to $241,470. The prepayment was funded from the sale of a portion of the security. The Mortgage is secured by substantially all of PSR's owned land, buildings, and the improvements thereon. The Mortgage proceeds were used to refinance existing debt, finance restaurant remodels, and pay fees and expenses associated with the Mortgage. The terms of the Mortgage include specific financial covenants, restrictions on obtaining other financing, and limitations on payments to its parent. On April 30, 1997 and on May 28, 1997, the mortgage agreement was amended primarily to modify the loan covenants. As of December 29, 1998, the Company is not in compliance with certain financial ratio loan covenants and therefore has reclassified the entire loan balance as current.

NOTE 8 -- SECURED EXCHANGEABLE NOTES

     On September 28, 1998, the Company issued a secured exchangeable note of $650,000 that provides warrants for the purchase of outstanding shares of the Company's common stock at any time during the period commencing on the date of the note through September 28, 2003 at an exercise price per share equal to $5.28125. The warrants may be exercised whole or in part. Interest on the note at 14.375% per annum based on a 360-day year will accrue from the date of the note and is payable upon exchange of the note into common stock. The coupon rate of the note shall increase by 2.25% every 360 days, up to a maximum of 25%. The note may also be exchanged for the Company's common stock at an exchange price equal to a predetermined formula.

     On December 21, 1998, the Company issued a secured exchangeable note of $1,350,000 that provides warrants for the purchase of outstanding shares of the Company's common stock at any time during the period commencing on the date of the note through September 28, 2003 at an exercise price per share equal to $5.28125. The warrants may be exercised whole or in part. Interest on the note at 12% per annum based on a 360-day year will accrue from the date of the note and is payable upon exchange of the note into common stock. The coupon rate of the note shall increase by 2.25% every 360 days, up to a maximum of 25%. The note may also be exchanged for the Company's common stock at an exchange price equal to a predetermined formula.

NOTE 9 -- CONVERTIBLE DEBT

     The Company issued convertible debt, as summarized below, payable to various individuals, which is convertible at the option of the holder to the Company's common stock. Interest at 6% per annum is payable on a quarterly basis. If the note holders elect to covert their debt to common stock, the conversion price for each share shall equal 85% of the average closing price of the Company's common stock for the five days preceding the conversion date. The debt was convertible to an aggregate of approximately 167,000 shares of common stock at December 29, 1998.

     The Company had convertible debt in the amount of $92,000 at December 30, 1997, payable to various individuals, which converted to the Company's common stock upon the successful completion of the Company's initial public offering ("IPO"). All note holders elected to convert their debt to equity. The note holders received 55,200 shares of the Company's common stock. Consequently, the note holders received common stock worth $276,000 in the aggregate. The Company recorded the

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 9 -- CONVERTIBLE DEBT (CONTINUED)
difference between the note amount of $92,000 and the conversion amount of $276,000 as interest expense upon the closing date of the IPO and the conversion of the debt to common stock.

     The terms associated with each series and the related amounts raised and converted during the years ended December 29, 1998 and December 30, 1997 are as follows:

                                           OUTSTANDING                                    OUTSTANDING
                                             AS OF            RAISED       CONVERTED         AS OF
                                           DECEMBER 30,       DURING        DURING        DECEMBER 29,
                                              1997             1998          1998            1998
                                           ------------     ----------     ----------     ------------
Non-interest-bearing notes a............     $ 92,000       $       --      $ 92,000       $       --
6% notes b..............................           --          100,000            --          100,000
6% notes c..............................           --          600,000            --          600,000
6% notes d..............................           --          400,000            --          400,000
                                             --------       ----------      --------       ----------
     Total..............................     $ 92,000       $1,100,000      $ 92,000       $1,100,000
                                             --------       ----------      --------       ----------
                                             --------       ----------      --------       ----------

     a Converted on March 5, 1998.
     b Due July 23, 2001.
     c Due July 3, 2001.
     d Due July 15, 2001.

     In accordance with generally accepted accounting principles, the discount on the conversion feature of the above notes, arising from the 85% conversion feature, is considered to be interest expense and is recognized in the statement of operations during the period from the issuance of the debt to the time at which the debt becomes convertible. In connection with the issuance of the above notes, the Company recorded interest expense in the amount of $194,117 in the accompanying statement of operations for the year ended December 29, 1998.

NOTE 10 -- STOCKHOLDERS' EQUITY
PREFERRED STOCK

     On June 3, 1996, the Company issued 1,000,000 shares of convertible preferred stock (Series B) to the Chairman of the Board and Chief Executive Officer of the Company for services rendered. The preferred stock has a par value of $0.001 per share and carries rights to vote with the common stock as one class on a one-vote-per-share basis. The preferred stock is convertible into the Company's common stock on a one-for-one basis at the option of the holder at the earlier of eight years following the closing date of the Company's IPO or when the Company's annual net income equals or exceeds $3,500,000. Upon conversion, the holder of the preferred stock will be required to pay to the Company, in cash, a conversion price (the "Conversion Price") per share equal to 150% of the IPO price of the Company's common stock.

     The preferred stock carries no dividends prior to the second anniversary of the closing date of the proposed IPO, but thereafter, if the above conversion test is satisfied, the preferred stock will participate in any dividends declared on the Company's common stock, on an "as converted" basis. In the event of a voluntary or involuntary liquidation or dissolution of the Company prior to the second anniversary of the closing date of the proposed IPO, or subsequent to the IPO if annual net profits of $3,500,000 have not been achieved, the holder of the preferred stock would be entitled to the par

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 10 -- STOCKHOLDERS' EQUITY (CONTINUED) value of $0.001 per share, or $1,000 in the aggregate. In the event of a voluntary or involuntary liquidation or dissolution of the Company subsequent to the Company's achieving $3,500,000 in annual net profits, the holder of the preferred stock would be entitled to share with the holders of the Company's common stock, the assets of the Company, on an as converted basis.

     On July 29, 1999, the Company issued to its Chief Executive Officer and President, 1,050,000 and 700,000, respectively, shares of Series "C" preferred stock.

COMMON STOCK

     During the year ended December 29, 1998, the Company completed an IPO of its common stock. In connection with the IPO, the Company issued 1,250,000 shares of its $0.01 par value common stock at $5.00 per share for total proceeds of $6,500,000. Stock issuance costs incurred related to the IPO were $2,532,603.

     During the year ended December 29, 1998, the Company negotiated the conversion of certain promissory notes aggregating to $1,112,500 to 278,125 shares of the Company's common stock. The conversion rate of the debt was provided at a discount for the debt holders in order to elicit their conversion. The conversion resulted in a loss on debt extinguishment of $278,125, which represents the difference between the carrying value of the debt extinguishment and the fair market value of the securities issued to extinguish the debt.

     During the first quarter of 1999, the Company issued 181,000 shares of common stock for consulting services and recognized consulting expense of $678,750. In the second quarter of 1999, the Company issued 363,818 shares of common stock in two private placement offerings that resulted in gross proceeds to the Company of $2,001,000. In the third quarter of 1999, the Company issued 341,379 shares of its common stock in two private placement offerings resulting in gross proceeds to the Company of $2,325,000.

NOTE 11 - STOCK-BASED COMPENSATION

ISSUANCE OF COMMON STOCK

     During the year ended December 30, 1997, the Company issued 24,950 shares of common stock (of which 5,618 shares were issued to officers) in exchange for services rendered valued at $124,730.

OMNIBUS STOCK OPTION PLAN

     In January 1997, the Board of Directors approved the adoption of an Omnibus Stock Plan (the "Plan"). The Plan is intended to provide incentive to key employees, officers, and directors of the Company who provide significant services to the Company. There are 400,000 options available for grant under the Plan. Options will vest over a period of time as determined by the Board of Directors for up to 10 years from the date of grant. However, no options may be exercisable less than six months from the date of grant. The exercise price of options granted under the Plan will be determined by the Board of Directors, provided that the exercise price is not less than the fair market value of the Company's common stock on the date of grant.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 11 - STOCK-BASED COMPENSATION (CONTINUED)
     On August 19, 1998, the Company granted options to purchase an aggregate of 400,000 shares of the Company's common stock. The options were granted under the Plan and are exercisable at prices between $3.125 and $3.438 per share. During the year ended December 29, 1998, one employee was terminated, and in accordance with the Plan, options to purchase 65,000 shares of stock expired upon termination.

OTHER STOCK OPTIONS ISSUED OUTSIDE OF THE PLAN

     During the year ended December 29, 1998, the Company issued options to one employee of the Company to purchase 75,000 shares of common stock. The options were issued outside of any formal plan and vest ratably over five years. The options are exercisable at $4.96 per share and approximated the fair value of the Company's common stock at the issuance date. As such, no compensation expense has been recognized on the Company's financial statements.

STOCK OPTIONS

     The Company has adopted only the disclosure provisions of SFAS No. 123. It applies APB Opinion No. 25 and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the years ended December 29, 1998 and December 30, 1997:

                                                                  1998                1997
                                                               -----------         -----------
        Net loss
             As reported...................................    $(2,961,728)        $(1,077,967)
             Pro forma.....................................    $(3,026,783)        $(1,095,691)
        Basic loss per common share
             As reported...................................    $     (1.39)        $     (1.36)
             Pro forma.....................................    $     (1.42)        $     (1.39)

     For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model. The fair value is computed as of the date of grant using the following assumptions: (i) dividend yield of 0%, (ii) expected volatility of 44%, (iii) weighed-average risk-free interest rate of approximately 6%, and (iv) expected life of 2.53 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 11 - STOCK-BASED COMPENSATION (CONTINUED)
     A summary of the Company's stock option plans and changes in outstanding options for the years ended December 29, 1998 and December 30, 1997 are as follows:

                                                 OMNIBUS STOCK PLAN              OUTSIDE OF PLAN
                                                ---------------------         ---------------------
                                                             WEIGHTED-                     WEIGHTED-
                                                SHARES       AVERAGE          SHARES       AVERAGE
                                                 UNDER       EXERCISE          UNDER       EXERCISE
                                                OPTION        PRICE           OPTION        PRICE
                                                -------      --------         -------      --------
    Outstanding at December 30, 1997.........        --       $   --          225,000      $   1.77
         Granted.............................   400,000       $ 3.15           75,000      $   4.96
         Expired.............................   (65,000)      $3.125               --      $     --
                                                -------                       -------
    OUTSTANDING AT DECEMBER 29, 1998.........   335,000       $3.155          300,000      $   2.57
                                                -------                       -------
                                                -------                       -------
    EXERCISABLE AT DECEMBER 29, 1998.........        --       $   --               --      $182,000
                                                -------                       -------
                                                -------                       -------

     As of December 29, 1998, all outstanding options granted outside of the Plan have a remaining life of approximately 9.67 years.

WARRANTS

     A summary of the Company's outstanding warrants and activity for the years ended December 29, 1998 and December 30, 1997 are as follows:

                                                                                       WEIGHTED-
                                                                          SHARES       AVERAGE
                                                                           UNDER       EXERCISE
                                                                          WARRANT       PRICE
                                                                          -------      --------
    Outstanding at December 30, 1997...................................        --       $   --
         Granted.......................................................   261,218       $ 5.35
                                                                          -------       ------
    OUTSTANDING AT DECEMBER 29, 1998...................................   261,218       $ 5.35
                                                                          -------       ------
                                                                          -------       ------
    EXERCISABLE AT DECEMBER 29, 1998...................................   261,218       $ 5.35
                                                                          -------       ------
                                                                          -------       ------

     The following table summarizes information about warrants outstanding at December 29, 1998:

                                                                WEIGHTED-
                                                                 AVERAGE
EXERCISE           WARRANTS              WARRANTS               REMAINING
 PRICE             OUTSTANDING           EXERSABLE             CONTRACTUAL LIFE
--------           -----------           -----------           ----------------
 $ 5.00               12,000                12,000                  5 years
 $ 5.16                6,303                 6,303                  3 years
 $ 5.28               73,125                73,125                  5 years
 $ 6.00              169,790               169,790                  3 years
                     -------               -------
                     261,218               261,218
                     -------               -------
                     -------               -------

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 12 -- COMMITMENTS
LEASES

     The Company leases land and building sites for its restaurant operations. These leases have initial terms generally ranging from 20 to 35 years and, in certain instances, provide for renewal options ranging from five to 25 years. Certain of these leases require additional (contingent) rental payments by the Company if sales volumes at the related restaurants exceed specified levels. Most of these lease agreements require payments of taxes, insurance, and maintenance costs by the Company. The Company also leases restaurant and transportation equipment under operating and capital leases. Those leases have initial terms generally ranging from four to seven years and require a fixed monthly payment or, in the case of transportation equipment, additional payments on a per mile basis.

     For the years ended December 29, 1998 and December 30, 1997, rent expense was $347,772 and $192,974, respectively, and for the thirty-six week periods ended September 7, 1999 and September 8, 1998 was $4,039,137 and $92,011, respectively.

     Future minimum lease payments for all leases with initial or remaining terms of one year or more at December 29, 1998 are as follows:

        YEAR ENDING                                         CAPITAL            OPERATING
          DECEMBER                                          LEASES              LEASES
        -----------                                       -----------         -----------
           1999.......................................    $ 2,091,515         $ 6,964,640
           2000.......................................      1,368,584           6,514,347
           2001.......................................        985,964           6,324,239
           2002.......................................        947,500           5,796,661
           2003.......................................        969,563           5,076,581
           Thereafter.................................     13,614,904          35,887,369
                                                          -----------         -----------
        Total minimum lease payments..................     19,978,030         $66,563,837
                                                                              -----------
                                                                              -----------
        Less amount representing interest.............     10,549,229
                                                          -----------
                                                            9,428,801
             Less current portion.....................      1,140,676
                                                          -----------
        LONG-TERM LEASE OBLIGATIONS...................    $ 8,288,125
                                                          -----------
                                                          -----------

SELF INSURANCE

     The Company has self-insured retention insurance programs for general liability, workers' compensation, and employee health plans with varying deductibles and certain maximum coverage under the Company's risk management program. Amounts estimated to be payable with respect to existing claims for which the Company is liable under its self-insured retention have been accrued as liabilities. The Company is also required to maintain cash deposits securing future payments under the programs and has entered into an arrangement with the insurance companies, whereby they have placed cash deposits into money market funds controlled by the insurance companies and granted the insurance companies a security interest in the cash deposits. These deposits have been recorded in the other asset section of the balance sheet as "cash -- restricted under collateral agreements." Estimated

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 12 -- COMMITMENTS (CONTINUED)
liabilities related to self insurance were $1,591,784 and $2,507,991 at September 7, 1999 and December 29, 1998, respectively, and are recorded in the accompanying balance sheet.

OTHER

     At September 7, 1999 and December 29, 1998, the Company had outstanding commitments to purchase inventory of approximately $3,848,000 and $3,100,000, respectively. The inventory purchase commitments approximate market value.

     The Company is also contingently liable on operating leases of property sold to third parties. The future minimum lease payments on these properties aggregate $3,083,552 through December 2009.

EMPLOYMENT AGREEMENTS

     The Company has entered into two, four-year employment agreements, expiring June 3, 2000, with officers of the Company. Aggregate annual payments required under the agreement were $50,000 and $45,000 and increased to $100,000 and $80,000, respectively, at the close of the Company's IPO.

     On December 15, 1998, the Company entered into a five-year employment agreement with an executive of the Company. The agreement requires annual gross salary payments of $80,000 and may be terminated without cause. However, in the event the agreement is terminated, the Company is obligated to pay six months' salary to the executive.

LITIGATION

     The Company is periodically a defendant in cases involving personal injury and other matters that arise in the normal course of business. While any pending or threatened litigation has an element of uncertainty, the Company believes that the outcome of any pending lawsuits or claims, individually or combined, will not materially affect the financial condition or results of operations.

SETTLEMENT

     The Company has established a reserve in the amount of $1,313,000 for a settlement agreement with another company. The settlement, dated January 22, 1999, requires the Company to assign its leasehold interests in three restaurants. The reserve represents the value of leasehold improvements and other equipment at these locations.

NOTE 13 -- BUSINESS COMBINATION

     On December 21, 1998, the Company acquired all of the outstanding shares of Paragon Steakhouse Restaurants, Inc., a company engaged in the business of restaurant and food services, in exchange for cash and notes payable. The total acquisition cost was $3,846,215. There was no excess of total acquisition cost over fair value of the net assets associated with the acquisition. As such, no goodwill has been recorded on the records of the Company for this transaction.

     The acquisition has been accounted for as a purchase, and the results of operations of PSR since the date of acquisition (December 21, 1998) are included in the consolidated financial statements.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 13 -- BUSINESS COMBINATION (CONTINUED)
     A summary of the assets purchased in the business combination is as follows:

        Working capital deficit........................................    $(40,428,669)
        Property and equipment.........................................      50,715,926
        Other assets...................................................       2,248,352
        Other liabilities..............................................      (8,689,394)
                                                                           ------------
        Total price....................................................       3,846,215
        Cash acquired..................................................      (1,191,519)
                                                                           ------------
             PURCHASE PRICE, NET OF CASH ACQUIRED......................    $  2,654,696
                                                                           ------------
                                                                           ------------

     The following are the unaudited pro forma consolidated results of operations for the years ended December 29, 1998 and December 30, 1997 as though Paragon Steakhouse Restaurants, Inc. had been acquired as of January 1, 1997:

                                                            1998                 1997
                                                        ------------         ------------
        Net sales...................................    $173,477,000         $179,008,000
        Net loss....................................    $ (6,187,000)        $(39,145,000)
        Basic and diluted loss per share............    $      (2.90)        $     (49.52)

NOTE 14 -- SEGMENT INFORMATION

     The Company has three business units which have separate management and reporting infra-structures that offer different products and services. The business units have been aggregated into two reportable segments (restaurant services and food service distribution) since the long-term financial performance of these reportable segments is affected by similar economic conditions. The restaurant services segment consists of two business units -- Paragon Steakhouse Restaurants, Inc. and Galveston Steakhouse Restaurants -- that operate specialty restaurants around the country. The food service distribution segment performs distribution of restaurant foods and restaurant-related products for internal operations, as well as customers outside the Company's internal operations.

     The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on income from operations, before income taxes, accounting changes, non-recurring items, and interest income and expense.

     Summarized financial information concerning the Company's reportable segments is shown in the following table for the year ended December 29, 1998:

                                                                         FOOD
                                                    RESTAURANT         SERVICE
                                                      SERVICE        DISTRIBUTION         TOTAL
                                                    -----------      ------------      -----------
    Segment sales...............................    $ 5,601,800      $    917,621      $ 6,519,421
    Segment loss from operations................    $(1,259,603)     $   (602,490)     $(1,861,838)
    Segment total assets........................    $58,084,129      $  9,939,257      $68,023,386

     During the year ended December 30, 1997, the Company operated only the restaurant service segment.

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 15 -- INCOME TAXES

     Significant components of the provision for taxes based on income for the years ended December 29, 1998 and December 30, 1997 are as follows:

                                                                   1998           1997
                                                                  ------         ------
        Current
          Federal.............................................    $   --         $   --
          State...............................................     6,044             --
                                                                  ------         ------
                                                                   6,044             --
                                                                  ------         ------
        Deferred
          Federal.............................................        --             --
          State...............................................        --             --
                                                                  ------         ------
                                                                      --             --
                                                                  ------         ------
        Provision for income taxes............................    $6,044         $   --
                                                                  ------         ------
                                                                  ------         ------

     A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes for the years ended December 29, 1998 and December 30, 1997 is as follows:

                                                                    1998          1997
                                                                    -----         -----
        Income tax provision (benefit) computed at federal
          statutory tax rate....................................     34.0%         34.0%
        State taxes, net of federal benefit.....................      6.0           6.0
        Increase in valuation reserve and other.................    (39.0)        (40.0)
                                                                    -----         -----
             Total..............................................      1.0%           --%
                                                                    -----         -----
                                                                    -----         -----

     Significant components of the Company's deferred tax assets and liabilities for federal income taxes consisted of the following at December 29, 1998 and December 30, 1997:

                                                           1998                 1997
                                                       ------------         ------------
        Deferred tax assets
          Net operating losses.....................    $  6,378,000         $    745,000
          Tax credit carryforwards.................       1,813,000                   --
          Asset valuation reserves.................       5,751,000                   --
          Property and equipment...................       1,627,000                   --
          Other....................................       3,982,791                   --
                                                       ------------         ------------
             Total deferred tax assets.............      19,551,791              745,000
                                                       ------------         ------------
        Deferred tax liabilities
          Property and equipment...................        (208,000)                  --
          Other....................................        (148,469)                  --
                                                       ------------         ------------
             Total deferred tax liabilities........        (356,469)                  --
                                                       ------------         ------------
                                                         19,195,322              745,000
        Valuation allowance........................     (19,402,905)            (745,000)
                                                       ------------         ------------
             Net deferred tax liability............    $   (207,583)        $         --
                                                       ------------         ------------
                                                       ------------         ------------

                           STEAKHOUSE PARTNERS, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          FOR THE YEARS ENDED DECEMBER 29, 1998 AND DECEMBER 30, 1997
 AND THE THIRTY-SIX WEEK PERIODS ENDED SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998
    (INFORMATION WITH RESPECT TO SEPTEMBER 7, 1999 AND SEPTEMBER 8, 1998 IS
                                   UNAUDITED)

NOTE 15 -- INCOME TAXES (CONTINUED)
     In February 1998, the Company raised gross proceeds of $6,250,000 in additional capital through a public offering. As a result of bringing in additional stockholders, there may be a substantial annual limitation on the use of net operating loss carryforwards for both federal and state tax purposes. In general, an ownership change occurs when the major stockholders, which includes groups of stockholders of the Company, have increased their ownership by more than 50 percentage points. If there has been an ownership change, section 382 of the Internal Revenue Code places a limitation on the amount of income that can be offset by net operating loss carryforwards. The section 382 limitation is the product of multiplying the Company's value (at the time of the ownership change) by the highest federal long-term tax-exempt rate for the month of the change or the two preceding months. The amount of the potential limitation, if any, is yet to be determined.

     The Company has remaining net operating loss carryforwards, after carrybacks, of approximately $16,800,000, expiring in 2018. The Company also has FICA tip tax credit carryforwards of $1,813,506 for income tax purposes that expire through 2011.

NOTE 16 -- RELATED PARTY TRANSACTIONS

     During the year ended December 29, 1998, the Company advanced certain amounts to officers of the Company. These advances were subsequently distributed to the officers in the form of bonuses in the aggregate amount of $406,256.

     An officer has personally guaranteed the leases of two of the Company's California locations, as well as trade accounts payable with certain of the Company's vendors.

NOTE 17 -- YEAR 2000 ISSUE

     The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is developing an implementation plan to resolve the Issue. The systems are currently not year 2000 compliant.

     The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is dependent on computer processing in the conduct of its business activities.

     Based on the review of the computer systems, management believes the cost of implementation will be immaterial to the Company.

NOTE 18 -- SUBSEQUENT EVENTS (UNAUDITED)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................      3
The Offering..........................      4
Summary of Financial Data.............      5
Risk Factors..........................      6
Forward Looking Statements............      9
Use of Proceeds.......................      9
Dividend Policy.......................      9
Price Range of Common Stock...........     10
Capitalization........................     11
Management's discussion and analysis
  of financial condition and results
  of operations.......................     12
Our Business..........................     18
Management............................     24
Steakhouse Partners Stock Option
  Plans...............................     27
Certain Transactions..................     28
Principal Stockholders................     29
Description of Capital Stock..........     30
Shares eligible for future sale.......     33
Underwriting..........................     35
Legal Matters.........................     36
Experts...............................     36
Where You Can Get More Information....     37
Index to Financial Statements.........    F-1

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                                   STEAKHOUSE
                                 PARTNERS, INC.

                        1,700,000 SHARES OF COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                 JOSEPH CHARLES
                                 & ASSOC., INC.
                                           , 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated certificate of incorporation and by-laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GCL, the certificate of incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than underwriting discounts, consulting fees and the underwriters 3% non-accountable expense allowance) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.

    SEC registration...................................................    $ 3,286.00
    NASD fee...........................................................              *
    Nasdaq Listing Fees................................................              *
    Legal fees and expenses............................................              *
    Printing and engraving expenses....................................              *
    Accounting fees and expenses.......................................              *
    Blue sky fees and expenses.........................................              *
    Transfer agent and registrar fees and expenses.....................              *
    Miscellaneous......................................................              *
      Total............................................................    $         *

------------------
* To be completed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth certain information regarding sales of, and other transactions with respect to, securities of the Company issued within the past three years, which sales and other transactions were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). All of such sales and transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or as otherwise indicated herein. The information set forth below has been adjusted to reflect the Company's 1 for 3.671 reverse stock split effected in August 1997 and a subsequent 1.650 for 1 forward stock split effected in December 1997.

     In January 1997, the Company commenced a private placement bridge financing under Rule 506 of Regulation D through William Scott & Co., L.L.C. pursuant to which it raised $500,000 by issuing to 18 accredited investors 20 $25,000 units, consisting of a $25,000 promissory note bearing interest at eight percent (8%) per annum and 2,698 shares of its common stock. The Company paid a ten percent (10%) sales commission and a three percent (3%) non-accountable expense allowance in connection with such financing. Each of the investors in the bridge financing was an "accredited investor."

     In January 1997, the Company borrowed $25,000 from Kenneth W. Larson, Esq. and issued to him a $25,000 promissory note bearing interest at eight percent (8%) per annum and 2,249 shares of its common stock. Mr. Larson was an "accredited investor."

     In February 1997, the Company issued 14,833 shares of common stock (valued at $74,167.50) to three persons associated with Winchester Investment Securities, Inc., a NASD member, for services rendered to the Company. Each of these persons was an "accredited investor." In February 1998, in connection with the Company's initial public offering, these three persons returned their shares to the Company.

     In April 1997, the Company issued 4,496 shares of common stock (valued at $22,481.25) to its counsel, Hank Gracin, Esq. of Lehman & Eilen, in payment for legal services rendered.

     In April 1997, the Company issued 2,810 shares of common stock to Mr. Lee and 2,810 shares of common stock to Mr. Woo (each valued at $14,049.75) in consideration for services rendered by them to the Company.

     On August 11, 1997, the Company borrowed an aggregate of $150,000 from Alexander Majewski, Eileen Kaplan and Universal Partners, L.P. and issued to them $150,000 of promissory notes bearing interest at nine percent (9%) per annum and 30,000 shares of its common stock. Each of the investors in the bridge financing was an "accredited investor."

     In November 1997, Messrs. Lee and Woo contributed $130,000 to the Company as additional paid-in capital. No shares of Common Stock were issued.

     In July, 1998, 55,200 shares of Common Stock were issued upon conversion of $92,000 aggregate principal amount of convertible notes payable.

     In March, 1998, 278,125 shares of Common Stock were issued upon conversion of $1,112,500 aggregate principal amount of bridge notes.

     On July 15, 1998 each of JMG Capital Partners, L.P. and Triton Capital Investments Limited purchased $300,000 principal amount of the Company's 6% Convertible Debentures. On July 23, 1998, Barry Lebin purchased $100,000 principal amount of the Company's 6% Convertible Debentures.

     On September 28, 1998 Talisman Capital Opportunity Fund Ltd. purchased a Secured Exchangeable Note of the Company due and payable on or before September 28, 2003 in the principal amount of $650,000.

     On December 21, 1998 Talisman Capital Opportunity Fund Ltd. purchased a Secured Exchangeable Note of the Company due and payable on or before September 28, 2003 in the principal amount of $1,350,000.

     On December 21, 1998 each of JMG Capital Partners, L.P. and Triton Capital Investments Limited purchased $200,000 principal amount of the Company's 6% Convertible Debentures.

     On or about December 31, 1998, the Company issued 26,000 shares of restricted common stock to Winchester Investment Securities, Inc. for services rendered to the Company.

ITEM 27. EXHIBITS

The following Exhibits are filed herewith and made a part hereof.

         1.1     --Form of Underwriting Agreement.******
         3.1     --Restated Certificate of Incorporation of the Company.*
         3.2     --Certificate of Correction to Restated Certificate of Incorporation of the
                      Company.*
         3.3     --Certificate of Amendment to Restated Certificate of Incorporation of the
                      Company.*
         3.4     --By-Laws of the Company.*
         3.5     --Certificate of Amendment to Restated Certificate of Incorporation of the
                      Company.*
         3.6     --Certificate of Amendment to Restated Certificate of Incorporation of the
                      Company.*
         4.1     --Form of Specimen of Common Stock Certificate.*

         4.2     --Form of Underwriter's Warrant Agreement.******
         5.1     --Opinion of Lehman & Eilen, counsel to the Company concerning the legality of securities being registered.******
        10.1     --Lease between Walter Bollenbacher Family Trust and TLC Corp. (Seller) dated
                      November 1, 1994 and assigned to the Company June 25, 1996. (re:
                      Torrance).*
        10.2     --Lease between University Plaza, Ltd. and the Company dated September 4,
                      1996. (re: Fullerton).*
        10.3     --Lease between Mission Grove Plaza, LP and Kent Andersen (Seller) dated
                      March 8, 1993 and assigned to the Company March 1, 1997. (re:
                      Riverside).*
        10.4     --Lease between E & R Co-ownership (The Family Corner) and the Company dated
                      February 1, 1997. (re: Norco).*
        10.5     --Employment Contract between the Company and Michael R. Dunmire dated
                      October 15, 1996.*
        10.6     --Employment Contract between the Company and Rebecca L. Rotman dated October
                      15, 1996.*
        10.7     --Employment Contract between the Company and Hiram J. Woo dated June 3,
                      1996.*
        10.8     --Employment Contract between the Company and Richard M. Lee dated June 3,
                      1996.*
        10.9     --Asset Purchase Agreement between the Company as buyer and TLC Restaurant
                      Management Corp., Better Business Security, Inc., River Diego Investment
                      Corp. and Ron Walton, collectively as seller dated April 10, 1996.*
       10.10     --Escrow Instruction with Jean Allen Escrow Co., Inc. dated February 20, 1996 reference to Asset Purchase Agreement cited in 10.9 above.*
       10.11     --Note Payable in the amount of $375,000 to Ron Walton, et. al. with extension of Due Date to August 29, 1997.*
       10.12     --Note Payable in the amount of $870,000 to Ron Walton, et. al.*
       10.13     --Asset Purchase Agreement between the Company as buyer and Kent & Jenny
                      Andersen as sellers dated September 23, 1996.*
       10.14     --Escrow Instruction with Jean Allen Escrow Co., Inc. dated December 3, 1996 with Estimated Closing Statement dated March 3, 1997 reference to Asset
                      Purchase Agreement cited in 10.13 above.*
       10.15     --Galveston Steakhouse Corp. Omnibus Stock Plan.*
       10.16     --Richard M. Lee Stock Option Agreement.*
       10.17     --Hiram J. Woo Stock Option Agreement.*
       10.18     --Merger Agreement dated August 31, 1998 by and among the Company, Tri-Core
                      Steakhouse, Inc., Paragon Steakhouse Restaurants, Inc. and Kyotaru Co.
                      Ltd.**
       10.19     --First Amendment to Merger Agreement dated August 31, 1998, by and among the
                      Company and Tri-Core Steakhouse, Inc., on the one hand, and Paragon
                      Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.***
       10.20     --Second Amendment to Merger Agreement dated August 31, 1998, by and among the Company and Tri-Core Steakhouse, Inc., on the one hand, and Paragon
                      Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.***
       10.21     --Third Amendment to Merger Agreement dated August 31, 1998, by and among the
                      Company and Tri-Core Steakhouse, Inc., on the one hand, and Paragon
                      Steakhouse Restaurants, Inc. and Kyotaru Co., Ltd., on the other hand.***
       10.22     --Form of Agreement Not to Compete.***
       10.23     --Form of Management Agreement.***
       10.24     --Form of Non-negotiable Promissory Note.***

       10.25     --Form of Securities Purchase Agreement by and between the Company and each of JMG Capital Partners, L.P., Triton Capital Investments Limited, and
                      Barry Lebin.****
       10.26     --Form of Registration Rights Agreement by and between the Company and each of JMG Capital Partners, L.P., Triton Capital Investments Limited, and
                      Barry Lebin.****
       10.27     --Form of Debenture issued to JMG Capital Partners, L.P., Triton Capital
                      Investments Ltd and Barry Lebin.****
       10.28     --Form of Note Purchase Agreement by and between the Company and Talisman
                      Capital Opportunity Fund Ltd.****
       10.29     --Form of Secured Exchangeable Note issued to Talisman Capital Opportunity
                      Fund Ltd.****
       10.30     --Form of Warrant issued to Talisman Capital Opportunity Fund Ltd.****
       10.31     --Form of Collateral, Pledge and Security Agreement by and between the
                      Company and Talisman Capital Opportunity Fund Ltd.****
       10.32     --Form of Warrant issued to Joseph Donohue, Jr., Max Rockwell, Mark Angelo,
                      Hunter Singer, John Audiferren, AIBC Investment Services Corp., May
                      Davis Group and Barry Lebin.****
       10.33     --Loan and Security Agreement dated December 21, 1998 by and between Pacific
                      Basin Foods, Inc. and The CIT Group/Credit Finance, Inc.****
       10.34     --Security Agreement dated December 21, 1998 by and between the Company and
                      The CIT Group/Credit Finance, Inc.****
       10.35     --Secured Continuing Guaranty dated December 21, 1998 executed by the
                      Company.****
       10.36     --Security Agreement (Intellectual Property) dated December 21, 1998 by and between the Company and The CIT Group/Credit Finance, Inc.****
       10.37     --Grant of Security Interest (Trademarks) dated December 21, 1998 executed by the Company.****
        11.1     --Statement Re: Computation of Per Share Earnings******
        16.0     --Letter re: Change of Certifying Accountant.*
        21.1     --Subsidiaries of the Registrant******
        23.1     --Consent of Singer Lewak Greenbaum & Goldstein LLP.******
        23.2     --Consent of Lehman & Eilen, counsel to the Company (included in their opinion filed as Exhibit 5.1).******
        27.1     --Financial Data Schedule.*
        99.1     --Press release dated September 1, 1998.**

------------------

     * Incorporated by reference from Registration Statement on Form SB-2 (File #333-29093).

    ** Incorporated by reference from Form 8-K, Current Report, filed with the SEC on September 14, 1998.

   *** Incorporated by reference from Form 8-K, Current Report, filed with the SEC on January 4, 1999.

  **** Incorporated by reference from Registration Statement on Form SB-2 (File
       No. 333-69137).

 ***** Filed herewith.

****** To be filed by amendment.

ITEM 28. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes that it will:

             (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

             (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, whereunto duly authorized, in the City of San Diego, State of California on the 21st day of December, 1999.

                                          STEAKHOUSE PARTNERS, INC.

                                          By:  /s/ Richard M. Lee
                                             ___________________________________
                                             Richard M. Lee
                                             Chairman of the Board and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Richard M. Lee and Hiram J. Woo, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------

           /s/ RICHARD M. LEE              Chairman of the Board, Chief     December 21, 1999
----------------------------------------     Executive Officer and
             Richard M. Lee                  Secretary

            /s/ HIRAM J. WOO               President, Assistant             December 21, 1999
----------------------------------------     Secretary and Director
              Hiram J. Woo

        /s/ JOSEPH L. WULKOWICZ            Chief Financial Officer          December 21, 1999
----------------------------------------     (Principal Financial
          Joseph L. Wulkowicz                Officer and Principal
                                             Accounting Officer

             /s/ TOM EDLER                 Director                         December 21, 1999
----------------------------------------
               Tom Edler

           /s/ MARK W. GOUDGE              Director                         December 21, 1999
----------------------------------------
             Mark W. Goudge

            /s/ TOD LINDNER                Director                         December 21, 1999
----------------------------------------
              Tod Lindner